Exhibit 99.1

FELDMAN FINANCIAL ADVISORS, INC.

1001 CONNECTICUT AVENUE, NW — SUITE 840

WASHINGTON, DC 20036

202-467-6862 — (FAX) 202-467-6963

Wellesley Bank Wellesley, Massachusetts Conversion Valuation Appraisal Report Valued as of August 23, 2011 Prepared By Feldman Financial Advisors, Inc. Washington, DC

FELDMAN FINANCIAL ADVISORS, INC.

1001 CONNECTICUT AVENUE, NW — SUITE 840

WASHINGTON, DC 20036

202-467-6862 — (FAX) 202-467-6963

August 23, 2011

Board of Directors

Wellesley Bank

40 Central Street

Wellesley, Massachusetts 02482

Members of the Board:

At your request, we have completed and hereby provide an independent appraisal (“Appraisal”) of the estimated pro forma market value of Wellesley Bank (the “Bank”) in connection with the simultaneous conversion of the Bank from the mutual to stock form of ownership, the issuance of the Bank’s capital stock to Wellesley Bancorp, Inc. (“Wellesley Bancorp” or the “Company”), the offering of shares of common stock of the Company for sale to certain depositors of the Bank, employee benefit plans of the Bank, and other members of the general public, and the contribution of shares of common stock and cash to the Bank’s charitable foundation (collectively referred to herein as the “Conversion”). It is the intention to contribute to the charitable foundation amounts of common stock and cash equal to 7% and 1%, respectively, of the gross offering proceeds. This Appraisal is furnished pursuant to the Bank’s regulatory filing of the Application for Conversion (“Application”) with the Federal Deposit Insurance Corporation (“FDIC”) and the Massachusetts Commissioner of Banks.

Feldman Financial Advisors, Inc. (“Feldman Financial”) is a financial consulting and economic research firm that specializes in financial valuations and analyses of business enterprises and securities in the thrift, banking, and mortgage industries. The background of Feldman Financial is presented in Exhibit I. In preparing the Appraisal, we conducted an analysis of the Bank that included discussions with the Bank’s management, the Bank’s legal counsel, Kilpatrick Townsend & Stockton LLP, and the Bank’s independent auditor, Wolf & Company, P.C. In addition, where appropriate, we considered information based on other available published sources that we believe are reliable; however, we cannot guarantee the accuracy and completeness of such information.

We also reviewed, among other factors, the economy in the Bank’s primary market area and compared the Bank’s financial condition and operating performance with that of selected publicly traded thrift institutions. We reviewed conditions in the securities markets in general and in the market for thrift institution common stocks in particular.

The Appraisal is based on the Bank’s representation that the information contained in the Application and additional evidence furnished to us by the Bank and its independent auditor are truthful, accurate, and complete. We did not independently verify the financial statements and other information provided by the Bank and its independent auditor, nor did we independently value the assets or liabilities of the Bank. The Appraisal considers the Bank only as a going concern and should not be considered as an indication of the liquidation value of the Bank.

FELDMAN FINANCIAL ADVISORS, INC.

Board of Directors

Wellesley Bank

August 23, 2011

Page Two

It is our opinion that, as of August 23, 2011, the estimated aggregate pro forma market value of the Bank, inclusive of common stock to be issued to the charitable foundation, was within a range (the “Valuation Range”) of $21,828,000 to $29,532,000 with a midpoint value of $25,680,000. The Valuation Range was based upon a 15% decrease from the midpoint to determine the minimum and a 15% increase from the midpoint to establish the maximum. Assuming an additional 15% increase above the maximum value would result in an adjusted maximum value of $33,961,800. As previously noted, it is the intention to contribute 7% of the gross offering proceeds to the charitable foundation. Therefore, assuming an offering price of $10.00 per share of common stock, the Company will offer for sale a minimum of 2,040,000 shares, a midpoint of 2,400,000 shares, a maximum of 2,760,000 shares, and an adjusted maximum of 3,174,000 shares.

Our Appraisal is not intended, and must not be construed, to be a recommendation of any kind as to the advisability of purchasing shares of common stock in the Conversion. Moreover, because the Appraisal is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of stock in the Conversion will thereafter be able to sell such shares at prices related to the foregoing estimate of the Bank’s pro forma market value. Feldman Financial is not a seller of securities within the meaning of any federal or state securities laws and any report prepared by Feldman Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities. Except for the fee that we shall receive from the Bank for preparing this Appraisal, we are independent of the Bank, the Company, and their respective directors and officers. We are also independent of other professional firms engaged by the Bank and the Company to assist with the Conversion.

The Valuation Range reported herein will be updated as appropriate. These updates will consider, among other factors, any developments or changes in the Bank’s operating performance, financial condition, or management policies, and current conditions in the securities markets for thrift institution common stocks. Should any such new developments or changes be material, in our opinion, to the valuation of the Bank, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained in detail at that time.

Respectfully submitted,
Feldman Financial Advisors, Inc.

/s/ Trent R. Feldman
Trent R. Feldman President

/s/ Peter W. L. Williams Peter W. L. Williams Principal

FELDMAN FINANCIAL ADVISORS, INC.

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LIST OF TABLES

ii

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INTRODUCTION

As requested, we have completed and hereby provide an independent appraisal (“Appraisal”) of the estimated pro forma market value of Wellesley Bank (the “Bank”) in connection with the simultaneous conversion of the Bank from the mutual to stock form of ownership, the issuance of the Bank’s capital stock to Wellesley Bancorp, Inc. (“Wellesley Bancorp” or the “Company”), the offering of shares of common stock of the Company for sale to certain depositors of the Bank, employee benefit plans of the Bank, and other members of the general public, and the contribution of shares of common stock and cash to the Bank’s charitable foundation (collectively referred to herein as the “Conversion”). It is the intention to contribute to the charitable foundation amounts of common stock and cash equal to 7% and 1%, respectively, of the gross offering proceeds. This appraisal report is furnished pursuant to the Bank’s filing of the Application for Conversion with the Federal Deposit Insurance Corporation (“FDIC”) and the Massachusetts Commissioner of Banks. Our estimate of the pro forma market value of Wellesley Bank, inclusive of shares to be issued to the charitable foundation, is expressed in the form of a range (“Valuation Range”) based on accepted regulatory guidelines.

In the course of preparing the Appraisal, we reviewed and discussed with the Bank’s management and the Bank’s independent accountants, Wolf & Company, P.C., the audited financial statements of the Bank’s operations for the years ended December 31, 2009 and 2010. We also reviewed and discussed with management other financial matters of the Bank. Where appropriate, we considered information based upon other available public sources, which we believe to be reliable; however, we cannot guarantee the accuracy or completeness of such information. We visited the Bank’s primary market area and examined the prevailing economic conditions. We also examined the competitive environment within which the Bank operates and assessed the Bank’s relative strengths and weaknesses.

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We examined and compared the Bank’s financial performance with selected segments of the thrift industry and selected publicly traded thrift institutions. We reviewed conditions in the securities markets in general and the market for thrift institution common stocks in particular. We included in our analysis an examination of the potential effects of the Conversion on the Bank’s operating characteristics and financial performance as they relate to the estimated pro forma market value of the Bank.

In preparing the Appraisal, we have relied upon and assumed the accuracy and completeness of financial and statistical information provided by the Bank and its independent accountants. We did not independently verify the financial statements and other information provided by the Bank and its independent accountants, nor did we independently value the assets or liabilities of the Bank. The Appraisal considers the Bank only as a going concern and should not be considered as an indication of the liquidation value of the Bank.

Our Appraisal is not intended, and must not be construed, to be a recommendation of any kind as to the advisability of purchasing shares of common stock in the Conversion. Moreover, because the Appraisal is necessarily based on estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the Conversion will thereafter be able to sell such shares at prices related to the foregoing estimate of the Bank’s pro forma market value. Feldman Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by Feldman Financial shall not be

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used as an offer or solicitation with respect to the purchase or sale of any securities. Except for the fee that we shall receive from the Bank for preparing this Appraisal, we are independent of the Bank, the Company, and their respective directors and officers. We are also independent of other professional firms engaged by the Bank and the Company to assist with the Conversion.

The Valuation Range reported in this Appraisal will be updated as appropriate. These updates will consider, among other factors, any developments or changes in the Bank’s financial performance or management policies, and current conditions in the securities market for thrift institution common stocks. Should any such developments or changes be material, in our opinion, to the valuation of the Bank, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained in detail at that time.

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I. BUSINESS OF WELLESLEY BANK

General Overview

Wellesley Bank is a Massachusetts chartered cooperative bank headquartered in Wellesley, Massachusetts. Founded originally in 1911, the Bank operates as a community-oriented financial institution offering traditional financial services to consumer and businesses in its primary market area. At June 30, 2011, Wellesley Bank had total assets of $264.8 million, net loans of $205.4 million, total deposits of $228.4 million, and equity capital of $21.4 million or 8.10% of total assets. The Bank conducts operations from its executive office and two full service branches in the town of Wellesley. The Bank is subject to extensive regulation by the Massachusetts Commissioner of Banks, as its chartering agency, and by the Federal Deposit Insurance Corporation (“FDIC”), as its deposit insurer. The Bank is a member of the Federal Home Loan Bank (“FHLB”) of Boston.

The Bank is primarily engaged in the business of attracting deposits from the general public and using those funds to originate primarily residential mortgage loans, commercial real estate loans and construction loans and, to a lesser extent, commercial business loans, home equity lines of credit and other consumer loans. The Bank conducts its lending and deposit activities primarily with individuals and small businesses in its primary market area, which includes the communities of Wellesley, Dover, and Needham in Norfolk County and the communities of Natick, Newton, and Weston in Middlesex County. The Bank also offers customers a range of non-deposit products, including mutual funds, stocks, bonds, and exchange traded funds through its wholly-owned subsidiary, Wellesley Investment Partners, LLC, a registered investment advisor.

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The Bank experienced significant growth over the past five years. At December 31, 2005, the Bank had total assets of $165.9 million. By December 31, 2010, the Bank had expanded its total assets to $262.0 million. The Bank’s asset base increased at a compound annual growth rate of 9.6% over this five-year period. In addition, the Bank began to broaden the diversification of its loan portfolio primarily through the increased origination of commercial real estate and construction loans.

The Bank’s recent loan growth was fueled largely by the growth of the commercial real estate loan portfolio, which expanded from $30.2 million at December 31, 2005 to $65.7 million at June 30, 2011. The construction loan portfolio also increased from $24.7 million at December 31, 2005 to $36.7 million at June 30, 2011. Although their relative concentration has declined in recent years, residential loans remain the largest category of loans within the Bank’s portfolio with $68.3 million of loans outstanding at June 30, 2011, or 32.7% of total loans.

The Bank’s asset growth was funded chiefly by deposit expansion. The Bank’s deposits increased at a compound annual growth rate of 10.9% from $132.2 million at December 31, 2005 to $222.1 million at December 31, 2010. The Bank’s balance sheet expansion was also supported by capital accumulation from profitable operations. The Bank reported positive earnings in each year from 2005 to 2010. The solid economy and above-average income demographics in the Bank’s primary market area contributed to the Bank’s favorable growth and earnings trends. However, the Bank did begin to experience an increase in non-performing assets in conjunction with the expansion and diversification of its loan portfolio and the lingering effects of the economic recession. Total non-performing assets (including troubled debt restructurings) increased from zero at year-end 2006 and year-end 2007 to $4.6 million or 1.73%

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of total assets at June 30, 2011. The Bank increased its provision for loan losses in 2010 and the first half of 2011 to reflect increased levels of non-performing assets and loan charge-offs. The allowance for loan losses amounted to $3.2 million or 1.55% of total loans at June 30, 2011.

The Bank’s primary objective is to operate and grow a profitable community-oriented financial institution serving customers in its primary market area. The Bank has sought to achieve this through the adoption of a business strategy designed to maintain a strong capital position and high asset quality. The Bank’s specific operating strategies include the following:

•

Increasing its deposit market share within the town of Wellesley and the surrounding communities. Since its inception in 1911, Wellesley Bank has primarily served the town of Wellesley, Massachusetts and the immediate surrounding communities. Despite considerable competition from larger financial institutions with greater resources, the Bank has made significant progress in recent years to increase its market presence in the town of Wellesley. Total deposits have increased $84.6 million, or 58.8%, from $143.8 million at December 31, 2006 to $228.4 million at June 30, 2011. The Bank has 12.71% of the deposits in the town of Wellesley at June 30, 2010, representing the third largest market share out of 12 financial institutions with branches in the town of Wellesley. The Bank believes the Wellesley market area will continue to provide opportunities for growth and it intends to continue to increase its market share in the town of Wellesley through the opening of its third Wellesley branch office in the first quarter of 2012.

•

Continuing to emphasize commercial real estate, construction, and commercial business loans, as well as increasing commercial business deposits in its market area. Recently, the Bank has worked to increase its commercial relationships by diversifying the loan portfolio beyond residential mortgages and offering business deposit and checking products. Since year-end 2006, the commercial real estate, construction and commercial business loan portfolio has increased $47.0 million, or 66.5%, and was 56.3% of total loans at June 30, 2011. In connection with the increase in commercial business loans, the Bank also has focused on providing a full banking relationship and experienced an increase in business deposit and checking accounts. Since year-end 2006, business deposit and checking accounts increased $16.3 million, or 94.2%, and represented 14.8% of total deposits at June 30, 2011.

With the additional capital raised in the Conversion, the Bank expects to continue to pursue the larger lending relationships associated with commercial real estate and construction lending. In addition, the Bank plans to continue to expand and develop business deposit and checking products to better serve its commercial customers. The Bank believes its current staff of experienced commercial lenders is capable of managing these increasing commercial and construction relationships and does not expect to hire any additional commercial lending staff in the near future.

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•

Increasing residential mortgage lending in its market area. The Bank believes there are significant opportunities to increase residential mortgage lending in its market area. The town of Wellesley and its surrounding communities has a sound economy and has not been as negatively affected by the recent recession as other regions of the United States. As a result, the demand for residential mortgage loans in the Bank’s market area, in particular larger “jumbo” loans, has not been significantly impacted by the downturn in the economy. In order to take advantage of these opportunities, after the Conversion, the Bank expects to hire an additional residential mortgage lender to complement its existing residential mortgage lending operations and expects to increase its larger residential mortgage relationships.

•

Continuing conservative underwriting practices and while a high quality loan portfolio. The Bank believes that strong asset quality is a key to long-term financial success. The Bank has sought to maintain a high level of asset quality and moderate credit risk by using conservative underwriting standards and by diligent monitoring and collection efforts. Although non-performing loans increased from $2.0 million at year-end 2008 to $3.5 million at June 30, 2011, non-performing loans were 1.66% of total loans and 1.31% of total assets at June 30, 2011. While the Bank intends to increase its commercial real estate, construction, and commercial business lending, it intends to continue its philosophy of managing large loan exposures through conservative loan underwriting and credit administration standards.

•

Seeking to enhance fee income by growing investment advisory services. The Bank’s profits rely heavily on the spread between the interest earned on loans and securities and interest paid on deposits and borrowings. In order to decrease its reliance on net interest income, the Bank has pursued initiatives to increase non-interest income. The Bank offers a full array of investment services for individuals and small businesses, including full access to financial market instruments, such as mutual funds and equities, through Wellesley Investment Partners, LLC. Investment management fees totaled $71,000 in 2010 and $52,000 for the six months ended June 30, 2011. After the Conversion, the Bank intends to continue to enhance its fee income through Wellesley Investment Partners, LLC by engaging at least one additional sales-focused investment or financial planning professional.

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Emphasizing lower cost core deposits to maintain low funding costs. The Bank seeks to increase net interest income by controlling costs of funding. Over the past several years, the Bank has sought to reduce its dependence on traditional higher cost certificates of deposits in favor of stable lower cost demand deposits. The Bank has utilized additional product offerings, technology, and a focus on customer service in working toward this goal. In addition, the Bank intends to seek demand deposits by growing commercial banking relationships. Core deposits (demand, NOW, money market, and savings accounts) composed 49.8% of the Bank’s total deposits at June 30, 2011, as compared to 38.4% at December 31, 2008.

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While the Bank’s present equity capital level is solid at 8.10% of total assets as of June 30, 2011, the Bank believes it is a prudent course of action to raise additional capital in order to facilitate its growth objectives and loan diversification, and provide a greater capital cushion in response to the heightened risk profile associated with uncertain economic conditions. The Bank’s equity position increased from $13.6 million at December 31, 2005 to $21.4 million at June 30, 2011 as a result of profitable operating results contributing to retained earnings. However, the ratio of total equity to total assets declined moderately from 8.18% at December 31, 2005 to 8.10% at June 30, 2011 due to the steady asset growth.

The Bank believes that raising capital also will help address the needs of the communities it serves and enhance its ability to expand or to make acquisitions. After the Conversion, the Bank will have increased financial capacity to merge with or acquire other financial institutions or business enterprises. Additionally, the Bank expects to benefit from its employees and directors having stock ownership in its business, since that is viewed as an effective performance incentive and a means of attracting, retaining, and compensating employees and directors.

As a stock holding company, the Company will have greater flexibility than the Bank now has in considering mergers and acquisitions, including the offer consideration paid in a transaction. The Bank’s current mutual cooperative bank structure, by its nature, limits its ability to offer any common stock as consideration in a merger or acquisition transactions. The stock holding company structure will enhance the ability of the Company to compete with other bidders when acquisition opportunities arise by better enabling it to offer stock or cash consideration, or a combination of the two.

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In summary, the Bank’s primary reasons for implementing the Conversion and undertaking the stock offering are to:

•	increase the capital of Wellesley Bank to support future lending and operational growth;

•	enhance profitability and earnings through reinvesting and leveraging the offering proceeds, primarily through traditional funding and lending activities;

•	support future branching activities;

•	support the future acquisition of other financial institutions or financial services companies;

•	retain and attract qualified personnel by establishing stock-based benefit plans; and

•	increase the Bank’s philanthropic endeavors to the community it serves through the formation and funding of the Wellesley Bank Charitable Foundation.

The remainder of Chapter I examines in more detail the trends addressed in this section, including the impact of changes in the Bank’s economic and competitive environment, and recent management initiatives. The discussion is supplemented by the exhibits in the Appendix. Exhibit II-1 summarizes the Bank’s consolidated balance sheets as of the years ended December 31, 2009 and 2010 and as of June 30, 2011. Exhibit II-2 presents the Bank’s consolidated income statements for the years ended December 31, 2009 and 2010 and the six months ended June 30, 2010 and 2011.

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Financial Condition

Table 1 presents selected data concerning the Bank’s financial position as of December 31, 2006 to 2010 and June 30, 2011. Table 2 displays relative balance sheet concentrations for the Bank as of the corresponding periods.

Table 1

Selected Financial Condition Data

As of December 31, 2006 to 2010 and June 30, 2011

(Dollars in Thousands)

	June 30, 2011	December 31,
		2010	2009	2008	2007	2006
Total assets	$264,774	$262,002	$245,829	$241,284	$214,919	$186,445
Cash and cash equivalents	18,637	18,397	9,370	5,072	5,624	4,901
Securities available for sale	28,506	25,565	28,188	29,621	25,669	20,971
Loans receivable, net	205,386	204,117	184,370	194,640	174,141	152,011
Total deposits	228,375	222,140	195,625	187,804	158,361	143,816
Short-term borrowings	6,423	5,804	6,270	4,395	4,238	4,133
Long-term debt	7,500	12,500	24,500	30,000	34,600	22,350
Total equity capital	21,445	20,408	18,303	16,958	16,199	15,034

Source: Wellesley Bank, preliminary prospectus.

Asset Composition

The Bank’s total assets amounted to $264.8 million at June 30, 2011, reflecting a 1.1% or $2.8 million increase from total assets of $262.0 million at year-end 2010. The Bank’s asset base had previously expanded at a compound annual growth rate of 8.9% between year-end 2006 and year-end 2010. Steady expansion of the Bank’s loan portfolio fueled the asset growth, in particular within the commercial real estate, construction, and home equity lending categories. Consistent increases in total deposits, reflecting a compound annual growth rate of 11.5% between year-end 2006 and year-end 2010, supported the asset growth and allowed the Bank to rely less on borrowings as funding sources.

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Table 2

Relative Balance Sheet Concentrations

As of December 31, 2006 to 2010 and June 30, 2011

(Percent of Total Assets)

	June 30, 2011 (%)	December 31,
		2010 (%)	2009 (%)	2008 (%)	2007 (%)	2006 (%)
Cash and cash equivalents	7.04	7.02	3.81	2.10	2.62	2.63
Certificates of deposit	0.64	1.31	5.25	0.87	0.05	0.05
Securities available for sale	10.77	9.76	11.47	12.28	11.94	11.25
Federal Home Loan Bank stock	0.73	0.74	0.79	0.80	0.90	0.76
Loans receivable, net	77.57	77.91	75.00	80.67	81.03	81.53
Bank-owned life insurance	1.56	1.55	1.59	1.56	1.68	1.87
Other assets	1.70	1.72	2.09	1.72	1.78	1.91

Total assets	100.00	100.00	100.00	100.00	100.00	100.00

Total deposits	86.25	84.79	79.58	77.84	73.68	77.14
Short-term borrowings	2.43	2.22	2.55	1.82	1.97	2.22
Long-term debt	2.83	4.77	9.97	12.43	16.10	11.99
Other liabilities	0.39	0.44	0.46	0.88	0.71	0.60

Total liabilities	91.90	92.21	92.55	92.97	92.46	91.94
Total equity capital	8.10	7.79	7.45	7.03	7.54	8.06

Total liabilities and equity	100.00	100.00	100.00	100.00	100.00	100.00

Source: Wellesley Bank, preliminary prospectus; Feldman Financial calculations.

As presented in Exhibit II-3, the Bank’s current loan portfolio includes real estate mortgage loans as core products. The largest components of the Bank’s loan portfolio are residential mortgage loans, commercial mortgage loans, and construction loans. Residential mortgage loans remain the largest category type within the Bank’s loan portfolio, although commercial real estate loans occupy an increasing concentration of the overall portfolio. While commercial business loans and home equity lines of credit represent lesser levels of portfolio concentration, these types of loans comprise important elements of the Bank’s growth strategies in becoming a diversified, full service financial institution. For the six months ended June 30, 2011 and the year ended December 31, 2010, the Bank originated $41.4 million and $74.1 million of total loans, respectively, and sold $2.1 million and $6.3 million of loans, all of which were residential mortgage loans.

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The Bank originates loans for investment purposes, although it generally sells newly originated, conforming fixed-rate residential mortgage loans into the secondary market with servicing released. The Bank intends to continue to emphasize residential and commercial mortgage lending, while also concentrating on ways to expand its commercial business lending activities with a focus on serving small businesses and emphasizing relationship banking in its primary market area. The Bank does not originate loans generally known as subprime loans, Alt-A loans, or negative amortization loans, and does not portfolio interest-only residential mortgage loans.

Residential mortgage loans. Residential mortgage loans totaled $68.3 million or 32.7% of the Bank’s loan portfolio at June 30, 2011, consisting of $53.2 million and $15.1 million of adjustable-rate and fixed-rate loans, respectively. The Bank offers fixed-rate and adjustable-rate residential mortgage loans with terms up to 30 years. Generally, the Bank’s fixed-rate loans conform to Fannie Mae and Freddie Mac underwriting guidelines and are originated with the intention to sell. The Bank’s adjustable-rate mortgage loans generally adjust annually or every three years after an initial fixed period that ranges from three to seven years. Interest rates and payments on adjustable-rate loans generally are adjusted to a rate equal to a specified percentage above the three-year U.S. Treasury index. Depending on the loan type, the maximum amount by which the interest rate may be increased or decreased is generally 2% per adjustment period and the lifetime interest rate caps range from 5% to 6% over the initial interest rate of the loan. The Bank’s adjustable-rate loans generally have prepayment penalties.

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The Bank’s current lending practice is generally to (i) sell to the secondary market newly originated, 15-year or longer term conforming fixed-rate residential mortgage loans, and (ii) hold in portfolio non-conforming loans, shorter-term fixed-rate loans, and adjustable-rate loans. Generally, conforming fixed-rate loans are sold to third parties with servicing released. The Bank will make loans with loan-to-value ratios up to 90% (95% for first time homebuyers only); however, the Bank generally requires private mortgage insurance for loans with a loan-to-value ratio over 90%.

Commercial real estate loans. Commercial real estate loans totaled $65.7 million or 31.4% of the Bank’s loan portfolio at June 30, 2011, inclusive of $3.7 million in multi-family real estate loans. The commercial real estate loan portfolio consisted of $10.8 million in fixed-rate loans and $54.9 million of adjustable-rate loans at June 30, 2011. The Bank currently targets new individual commercial real estate loan and multi-family originations to small- and mid-size owner-occupants and investors in its market area between $1.0 million and $4.0 million, which is the Bank’s current internal limit on loans to one borrower. Due to loan amortizations and lower than targeted size originations, the average size for loans in this portfolio was approximately $750,000 at June 30, 2011.

The Bank’s commercial real estate and multi-family loans are generally secured by properties used for business purposes such as office buildings, warehouses, retail facilities, and apartment buildings. In addition to originating these loans, the Bank also participates in commercial real estate loans with other financial institutions located primarily in Massachusetts. At June 30, 2011, the Bank’s largest commercial real estate loan was for $3.9 million and was secured by a commercial research and development building located in Massachusetts outside of

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the Bank’s primary market area. At June 30, 2011, the Bank’s largest multi-family real estate loan was for $2.9 million and was secured by several income-producing properties in Massachusetts outside of the Bank’s primary market area. Both of these loans were performing according to their original repayment terms at June 30, 2011. At June 30, 2011, loan participations purchased totaled $325,000. The properties securing these loans are located entirely in Massachusetts.

Construction loans. Construction loans totaled $36.7 million or 17.6% of the Bank’s loan portfolio at June 30, 2011. The Bank primarily originates construction loans to contractors and builders, and to a lesser extent individuals, to finance the construction of residential dwellings. The Bank also makes construction loans for commercial development projects, including small industrial buildings and retail and office buildings. The Bank lends to experienced local builders and its construction loans are primarily secured by properties located within a 15-mile radius of Wellesley, Massachusetts.

The Bank’s construction loans generally are fixed-rate interest-only loans that provide for the payment of interest only during the construction phase, which usually ranges from 12 to 24 months. The interest rates on the construction loans generally give consideration to the prime rate as published in The Wall Street Journal and market conditions. At the end of the construction phase, the loan may be paid in full or converted to a permanent mortgage loan. Construction loans generally can be made with a maximum loan to value ratio of 80% of the appraised market value estimated upon completion of the project.

Most of the Bank’s loans for the construction of residential properties are for residences being built that have not been sold prior to commencement of construction (speculative loans).

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At June 30, 2011, the Bank’s construction loan portfolio consisted of $23.8 million in loans that were secured by residential real estate speculative loan projects, $4.9 million in loans that were secured by owner-occupied residential real estate, and $8.0 million in loans that were secured by commercial real estate speculative loan projects.

At June 30, 2011, the Bank’s largest outstanding construction loan relationship was for a speculative project aggregating $3.0 million, substantially all of which was outstanding. This loan is secured by two high-end residential homes located in Massachusetts outside of the Bank’s primary market area. This loan was performing according to its original repayment terms at June 30, 2011.

Commercial business loans. At June 30, 2011, commercial business loans amounted to $15.2 million or 7.3% of the Bank’s total loan portfolio. The Bank’s commercial lending products include term loans, revolving lines of credit, and equipment loans. The Bank makes commercial business loans and lines of credit with either variable or fixed rates of interest. Variable rates are based on the prime rate as published in The Wall Street Journal, plus a margin. Fixed-rate business loans are generally indexed to a corresponding U.S. Treasury rate, plus a margin.

The Bank’s is focusing its commercial business lending efforts on small- to medium-sized, privately-held companies with local or regional businesses that operate in its market area. In addition, commercial business loans are generally made only to existing customers having a business or individual deposit account and new borrowers are expected to establish appropriate deposit relationships with the Bank if not already a depositor.

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Depending on the collateral used to secure the loans, commercial business loans are made by the Bank in amounts of up to 80% of the value of the collateral securing the loan. At June 30, 2011, the Bank’s largest commercial business loan was a $1.7 million loan and its largest commercial line of credit was $1.2 million, none of which was outstanding at June 30, 2011. All of these loans are secured by assets of the respective borrowers and were performing according to their original terms at June 30, 2011.

Home equity lines of credit and other consumer loans. Home equity lines of credit totaled $22.6 million in outstanding loans or 10.8% of the Bank’s loan portfolio at June 30, 2011. Home equity lines of credit are secured by owner-occupied residences, have adjustable rates of interest with 10-year draws amortized over 15 years that are indexed to the prime rate as published by The Wall Street Journal, and generally are subject to an interest rate floor. The Bank’s home equity lines of credit generally have a monthly variable interest rate. The Bank offers home equity lines of credit with cumulative loan-to-value ratios generally up to 85%, when taking into account both the balance of the home equity loan and the first mortgage loan. The Bank typically does not hold a first mortgage position on the homes that secure home equity lines of credit. The Bank also occasionally makes fixed-rate second mortgage loans, automobile loans, loans secured by passbook or certificate accounts, and overdraft loans. At June 30, 2011, other consumer loans were $429,000 or 0.2% of total loans.

Exhibit II-4 presents a summary of the Bank’s investment portfolio as of December 31, 2009 and 2010 and June 30, 2011. At June 30, 2011, the Bank’s securities portfolio consisted primarily of residential mortgage-backed securities issued by U.S. government agencies and government-sponsored enterprises and state and municipal bonds. Securities increased by $2.9

FELDMAN FINANCIAL ADVISORS, INC.

million, or 11.5%, in the six months ended June 30, 2011 due to the purchase of additional securities resulting from excess liquidity. Securities decreased by $2.6 million, or 9.3%, in the year ended December 31, 2010 primarily due to the sales and maturities of debt securities and pay-downs of mortgage-backed securities.

The Bank’s investment objectives are to (i) provide and maintain liquidity, (ii) establish an acceptable level of interest rate and credit risk, (iii) provide an alternate source of low-risk investments when demand for loans is weak, and (iv) generate a favorable return. Management, working with Wellesley Investment Partners, LLC, a wholly-owned subsidiary of the Bank and a registered investment advisor, is responsible for the day-to-day management of the investment portfolio. While the Bank has the authority under applicable law to invest in derivative securities, the Bank had no investments in derivative securities as of June 30, 2011.

Liability Composition

Deposits are the Bank’s major external source of funds for lending and investment purposes. Exhibit II-5 presents a summary of the Bank’s deposit composition as of December 31, 2009 and 2010 and June 30, 2011. Total deposits amounted to $228.4 million or 86.3% of total assets and 93.9% of total liabilities at June 30, 2011. Total deposits increased by 13.6% from $195.6 million at year-end 2009 to $222.1 million at year-end 2010, and increased by 2.8% during the first half of 2011.

The Bank attracts deposits from within its market area through advertising and its website by offering of a broad selection of deposit instruments, including non-interest bearing demand deposits (such as checking accounts), interest-bearing demand accounts (such as NOW and money market accounts), savings accounts, and certificates of deposit. The Bank does not utilize

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brokered deposits. In addition to accounts for individuals, the Bank also offers several commercial checking accounts designed for the businesses operating in its market area and strongly encourages commercial borrowers to utilize its commercial business deposit products.

The Bank’s deposit account terms vary according to the minimum balance required, the time periods the funds must remain on deposit, and the interest rate, among other factors. In determining the terms of its deposit accounts, the Bank considers the rates offered by its competition, its liquidity needs, internal profitability, and customer preferences and concerns. The Bank generally reviews its deposit mix and pricing on a weekly basis. The Bank’s deposit pricing strategy has generally been to offer competitive rates and to offer periodically special rates in order to attract deposits of a specific type or term.

The Bank’s deposit base at June 30, 2011 comprised $114.7 million of certificate accounts (50.2% of total deposits), $46.1 million of money market accounts (20.2%), $27.0 million of non-interest bearing demand accounts (11.8%), $24.9 million of regular and other savings accounts (10.9%), and $15.6 million of NOW checking accounts (6.8%). Jumbo certificates of deposit, which have minimum balances of $100,000, amounted to $73.4 million or 32.1% of total deposits at June 30, 2011.

Money market accounts increased by 26.0% and 23.4% for the years ended December 31, 2009 and 2010, respectively, and increased 8.4% during the six months ended June 30, 2011. Regular and other savings accounts increased by 45.5% and 49.8% for the years ended December 31, 2009 and 2010, respectively, and increased 5.4% for the six months ended June 30, 2011. Concurrently, certificate accounts remained fairly stable and declined in relation to total deposits from 61.6% at December 31, 2008 to 50.2% at June 30, 2011. The recent deposit trends reflect

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the Bank’s continuing efforts to decrease its reliance on certificates of deposit as well as customers shifting their certificates of deposit to more liquid deposit accounts due to low interest rates. In addition, recent increases in core deposits reflect the Bank’s efforts in expanding services to small business customers.

The Bank utilizes borrowings as a supplemental source of funds when they can be invested profitably or to meet asset/liability management objectives. The Bank’s borrowings consist of (i) FHLB borrowings, (ii) Co-operative Central Bank borrowings, and (iii) securities sold under agreement to repurchase. At June 30, 2011, the Bank had a borrowing capacity of $15.8 million from the FHLB of Boston, of which $7.5 million was outstanding. At June 30, 2011, the Bank also had an available line of credit of $1.3 million with the FHLB of Boston at an interest rate that adjusts daily. The Bank had no overnight FHLB advances as of June 30, 2011. The FHLB borrowings are secured by a blanket lien on residential real estate.

The Co-operative Central Bank borrowings for liquidity purposes are available to all cooperative member banks. Loan advances from the Co-operative Central Bank will generally be made on an unsecured basis. At June 30, 2011, the Bank had $11.4 million of borrowing capacity with the Co-operative Central Bank, none of which was outstanding.

Securities sold under agreements to repurchase are customer deposits that are invested overnight in mortgage-related securities. The customers, predominantly commercial customers of the Bank, set a predetermined balance and deposits in excess of that amount are transferred into the repurchase account from each customer’s checking account. The next banking day, the funds are re-credited to their individual checking account along with interest earned at market rates. These types of accounts are often referred to as sweep accounts.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit II-6 presents a summary of the Bank’s recent borrowing activity. The Bank’s outstanding FHLB advances have declined from $30.0 million, $24.5 million, and $12.5 million at December 31, 2008, 2009, and 2010, respectively, to $7.5 million at June 30, 2011. Similarly, average FHLB borrowings during the period declined from $30.8 million, $25.4 million, and $18.2 million in 2008, 2009, and 2010, respectively, to $12.0 million for the first half of 2011. The reduction in FHLB borrowings resulted primarily from the Bank’s success in shifting its funding mix to include a greater concentration of lower-cost deposits, including non-interest bearing demand deposit accounts for small business customers. Average balances of short-term borrowings (securities sold under agreements to repurchase) amounted to $6.4 million in 2009, $7.1 million in 2010, and $7.0 million for the first half of 2011. The weighted average interest rate of FHLB advances was 3.65% at June 30, 2011, and the weighted average interest rate of short-term borrowings was 1.14% at June 30, 2011.

Equity Capital

Wellesley Bank has historically maintained solid capital levels. Due to significant asset expansion and balance sheet leverage, the Bank’s ratio of total equity to total assets declined from 8.06% at December 31, 2006 to 7.03% at December 31, 2008. During this period, the Bank’s assets increased 29.4% from $186.4 million to $241.3 million, while total equity increased 12.8% from $15.0 million to $17.0 million. Thereafter, more moderate asset growth and increased earnings allowed the Bank to reinforce its capital level as total equity increased to $21.4 million and the ratio of total equity to total assets advanced to 8.10% at June 30, 2011.

The Bank’s capital level remains strong in comparison to minimum regulatory requirements. The Bank’s regulatory capital ratios of Tier 1 Leverage Capital, Tier 1 Risk-based

FELDMAN FINANCIAL ADVISORS, INC.

Capital, and Total Risk-based Capital were 7.95%, 10.88%, and 12.14%, respectively, as of June 30, 2011. In comparison, the minimum regulatory requirements for the Bank under FDIC guidelines were 3.00%, 4.00%, and 8.00%, and the threshold requirements for regulatory “well capitalized” levels were 5.00%, 6.00%, and 10.00%, respectively. Based on these regulatory capital ratios and requirements, the Bank was considered well capitalized as of June 30, 2011.

FELDMAN FINANCIAL ADVISORS, INC.

Income and Expense Trends

Table 3 displays the main components of Wellesley Bank’s earnings performance for the years ended December 31, 2006 to 2010 and the six months ended June 30, 2010 and 2011. Table 4 presents a summary of selected operating ratios. Table 5 displays the Bank’s principal income and expense ratios as a percent of average assets. Table 6 presents the Bank’s weighted average yields on interest-earning assets and weighted average costs of interest-bearing liabilities.

General Overview

Wellesley Bank has exhibited a record of steady profitability, reflecting a trend of relatively stable net interest margins, favorable efficiency ratios, and low levels of credit-related loss provisions. The Bank’s ROA indicated an annual average of 0.58% for the five-year period from 2006 to 2010. The Bank’s earnings and ROA declined to $687,000 and 0.31%, respectively, in 2008 due mainly to a narrowing net interest margin and an impairment loss on Fannie Mae preferred stock securities. The Bank’s earnings rebounded to $1.1 million and $2.2 million for 2009 and 2010, respectively, as profitable balance sheet expansion fueled increases in net interest income. The Bank’s net interest income continued to rise in the first half of 2011, but was offset partially by increases in the loan loss provision and non-interest expense.

Six Months Ended June 30, 2010 and 2011

Net income was $958,000 for the six months ended June 30, 2011 as compared to $1.0 million for the six months ended June 30, 2010. The annualized ROA declined to 0.73% for the first half of 2011 versus 0.81% for the 2010 period. The $54,000 or 5.3% earnings decrease was primarily due to a $304,000 increase in non-interest expense and $100,000 increase in the loan loss provision, partially offset by an increase of $284,000 in net interest income.

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Table 3

Income Statement Summary

For the Years Ended December 31, 2006 to 2010

And the Six Months Ended June 30, 2010 and 2011

(Dollars in Thousands)

	Six Months Ended June 30,		Year Ended December 31,
	2011	2010	2010	2009	2008	2007	2006
Interest and dividend income	$6,450	$6,526	$13,337	$13,382	$13,553	$13,214	$11,192
Interest expense	1,427	1,787	3,379	5,553	6,739	6,875	4,921

Net interest income	5,023	4,739	9,968	7,829	6,814	6,339	6,271
Provision for loan losses	600	500	1,100	300	445	260	70

Net interest income after prov.	4,423	4,239	8,858	7,529	6,369	6,079	6,201

Non-interest income (loss)	229	211	552	258	(347)	339	254
Non-interest expense	3,153	2,849	5,999	5,945	5,030	4,782	4,338

Income before income taxes	1,499	1,601	3,411	1,842	992	1,636	2,117
Income tax provision	541	589	1,258	697	305	553	749

Net income	$958	$1,012	$2,153	$1,145	$687	$1,083	$1,368

Source: Wellesley Bank, preliminary prospectus.

Net interest income for the six months ended June 30, 2011 totaled $5.0 million compared to $4.7 million for the six months ended June 30, 2010, an increase of $284,000, or 6.0%. The increase in net interest income was primarily due to a decrease in interest expense. Interest expense decreased $360,000, or 20.1%, during this period primarily due to a 43.7% decrease in the average balance of FHLB advances and a decrease in the average rates paid on interest bearing liabilities, in particular certificates of deposit. The average rates paid on deposits and borrowings decreased by 41 basis points in the 2011 period. The decrease in the cost of deposits and borrowings was primarily due to a declining long-term interest rate environment and the Bank’s continued focus on reducing deposit interest rates by not aggressively competing for certificates of deposit. FHLB borrowings decreased as the Bank paid off certain advances upon maturity during the 2011 period.

FELDMAN FINANCIAL ADVISORS, INC.

Table 4

Selected Operating Ratios

As of or For the Years Ended December 31, 2006 to 2010

And As of or For the Six Months Ended June 30, 2010 and 2011

	As of or For the Six Months Ended June 30,		As of or For the Year Ended December 31,
	2011	2010	2010	2009	2008	2007	2006
Performance Ratios (1)
Return on average assets	0.73%	0.81%	0.84%	0.45%	0.31%	0.54%	0.78%
Return on average equity	9.27	10.89	11.17	6.50	4.12	6.84	9.35
Interest rate spread (2)	3.75	3.71	3.82	2.84	2.81	2.71	3.24
Net interest margin (3)	3.96	3.97	4.07	3.21	3.22	3.29	3.77
Non-interest expense to average assets	2.40	2.29	2.35	2.36	2.24	2.37	2.48
Efficiency ratio (4)	60.03	57.56	57.08	73.51	77.75	71.61	66.48
Average interest-earning assets to average interest-bearing liabilities	119.11	117.10	117.70	116.14	112.98	115.81	117.17
Average equity to average total assets	7.86	7.47	7.57	6.99	7.41	7.85	8.37

Capital Ratios
Tier 1 capital to average total assets (5)	7.95	7.53	7.74	7.00	7.06	7.45	8.33
Tier 1 risk-based capital to risk-wtd. assets	10.88	10.47	10.64	10.63	9.90	10.36	11.32
Total risk-based capital to risk-wtd. assets	12.14	11.72	11.90	11.86	11.10	11.39	12.37

Asset Quality Ratios
Non-performing loans to total assets (6)	1.31	0.99	0.77	0.29	0.81	0.00	0.00
Non-performing loans to total loans (6)	1.66	1.27	0.97	0.38	0.99	0.00	0.00
Allowance for loan losses to non- performing loans (6)	93.27	95.02	133.96	292.20	104.55	—	—
Allowance for loan losses to total loans	1.55	1.23	1.30	1.10	1.04	0.91	0.92
Net charge-offs to average loans during the period	0.03	0.05	0.24	0.15	0.00	0.04	0.00

Other Data
Number of full service offices	2	2	2	2	2	2	2

(1)	Performance ratios for the six months ended June 30, 2010 and 2011 are annualized.
(2)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of average interest-bearing liabilities.
(3)	Represents net interest income as a percent of average interest-earning assets.
(4)	Represents non-interest expense divided by the sum of net interest income and non-interest income, excluding gains or losses on the sale of securities.
(5)	Average assets represent average assets for the most recent quarter within the respective period.
(6)	There were no non-performing loans at December 31, 2006 and 2007.

Source: Wellesley Bank, preliminary prospectus.

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Interest income remained steady at $6.5 million for both the 2010 and 2011 six-month periods. The average balance of interest earning assets increased 6.0%, partially offset by a decrease in the average rate earned on these assets of 37 basis points. Interest income from loans increased $113,000, or 1.9%, due to a 14.7% increase in the average balance of loans, partially offset by a decrease in the average rate paid on loans of 33 basis points. Interest income from taxable investment securities decreased $170,000, or 37.4%, due to a decrease in the average rate paid on taxable investment securities of 123 basis points and an 11.2% decrease in the average balance of taxable investment securities.

The provision for loan losses was $600,000 for the six months ended June 30, 2011, compared to $500,000 for the six months ended June 30, 2010. The increase in the provision was due to increases in total non-performing assets, which increased from $926,000 at December 31, 2009 to $3.1 million at December 31, 2010 and $4.6 million at June 30, 2011.

Non-interest income increased $18,000 or 8.5% to $229,000 during the six months ended June 30, 2011 from $211,000 for the six months ended June 30, 2010. The increase was primarily due to an increase in wealth management fees during the 2011 period resulting from the Bank’s continuing efforts to expand its investment advisory services. The annualized ratio of non-interest income to average assets measured 0.17% for both 2010 and 2011 periods.

Non-interest expense increased $304,000 or 10.7% to $3.2 million for the first half of 2011 from $2.8 million for the first half of 2010. Factors that contributed to the increase in non-interest expense during the 2011 period were increased salaries and employee benefits, increased occupancy and equipment costs, and increased FDIC assessments. The annualized ratio of non-interest expense to average assets increased from 2.29% to 2.40% in the 2011 period.

FELDMAN FINANCIAL ADVISORS, INC.

Table 5

Income Statement Ratios

For the Years Ended December 31, 2006 to 2010

And the Six Months Ended June 30, 2010 and 2011

(Percent of Average Assets)

	Six Months Ended June 30,		Year Ended December 31,
	2011(1)	2010(1)	2010	2009	2008	2007	2006
Interest and dividend income	4.89%	5.23%	5.23%	5.31%	6.03%	6.53%	6.41%
Interest expense	1.08	1.42	1.33	2.20	3.00	3.40	2.82

Net interest income	3.81	3.80	3.90	3.11	3.03	3.13	3.49

Provision for loan losses	0.46	0.40	0.43	0.12	0.20	0.13	0.04

Net interest income after provision for loan losses	3.35	3.40	3.47	2.99	2.83	3.00	3.55

Non-interest income (loss)	0.17	0.17	0.22	0.10	(0.15)	0.17	0.15
Non-interest expense	2.40	2.29	2.35	2.36	2.24	2.37	2.48

Income before income taxes	1.13	1.28	1.34	0.73	0.44	0.81	1.21

Income tax provision	0.40	0.47	0.50	0.28	0.13	0.27	0.43

Net income	0.73%	0.81%	0.84%	0.45%	0.31%	0.54%	0.78%

(1)	Ratios for the six months ended June 30, 2010 and 2011 are annualized.

Source: Wellesley Bank, preliminary prospectus; Feldman Financial calculations.

Years Ended December 31, 2009 and 2010

Net income for the year ended December 31, 2010 increased to $2.2 million as compared to $1.1 million for the year ended December 31, 2009. The increase was primarily due to a decrease of $2.2 million in interest expense, partially offset by an increase of $800,000 in the provision for loan losses and an increase of $561,000 in the income tax expense. The Bank’s ROA improved from 0.45% in 2009 to 0.84% in 2010.

Net interest income for the year ended December 31, 2010 totaled $10.0 million, compared to $7.8 million for the year ended December 31, 2009, representing an increase of $2.1 million or 27.2%. The increase in net interest income was primarily due to a decrease in interest expense. Interest expense decreased $2.2 million, or 39.2%, during this period primarily due to a

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decrease in the average rates paid on interest bearing liabilities, in particular certificates of deposit. The average rates paid on deposits and borrowings decreased by 103 basis points in 2010. The decrease in the cost of deposits was primarily due to a declining interest rate environment for certificates of deposit and the Bank’s continued focus on reducing deposit interest rates by not aggressively competing for certificates of deposit, the average balance of which decreased 8.6% in 2010. The Bank experienced an increase in the average balance of deposits of 2.6% in 2010, while the average balance of FHLB advances decreased by 28.3% over the same period.

Interest income decreased slightly to $13.3 million for 2010 from $13.4 million for 2009. The average balance of interest earning assets increased 0.5%, offset by a decrease in the average rate earned on these assets of five basis points. Interest income from loans increased $260,000, or 2.2%, due to a 3.9% increase in the average balance of loans, partially offset by a decrease in the average rate paid on loans of 10 basis points. Interest income from taxable investment securities decreased $293,000, or 25.8%, due to a decrease in the average rate paid on taxable investment securities of 70 basis points and a 12.8% decrease in the average balance of taxable investment securities.

The Bank’s yield on total interest-earning assets declined 5 basis points from 5.49% in 2009 to 5.44% in 2010, while the cost of interest-bearing liabilities decreased by 103 basis points from 2.65% in 2009 to 1.62% in 2010. As a result, the Bank’ net interest rate spread advanced 98 basis points from 2.84% in 2009 to 3.82% in 2010. Similarly, the Bank’s net interest margin improved from 3.21% in 2009 to 4.07% in 2010.

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During the year ended December 31, 2010, the Bank recorded a $1.1 million provision to the allowance for loan losses. The loan loss provision amounted to $300,000 in the prior year. The increased provision in 2010 was attributable to net loan charge-offs totaling $470,000, increased non-performing loans and criticized and classified assets, the continuing change in the mix of the portfolio, and adverse economic conditions. From December 31, 2009 to December 31, 2010, non-performing loans increased from $705,000 to $2.0 million and criticized and classified assets increased from $4.8 million to $7.9 million.

Non-interest income increased $294,000 to $552,000 during the year ended December 31, 2010 from $258,000 for the year ended December 31, 2009. In 2010, the Bank recorded a gain on the sale of securities of $82,000 compared to a loss on the sale of securities of $131,000 in 2009. Income from customer service fees increased $28,000, or 20.1%, primarily due to changes in the Bank’s fee structure, and wealth management fees increased $28,000, or 65.1%, resulting from the Bank’s ongoing continuing efforts to expand its investment advisory services. Excluding the impact of securities gains or losses, the ratio of non-interest income increased from 0.14% in 2009 to 0.18% in 2010.

Non-interest expense increased by $54,000 or 0.9% to $6.0 million in 2010 from $5.9 for 2009. The increase was primarily due to an increase of $230,000 or 30.7% in other general and administrative expenses resulting from increases in advertising and professional fees. In addition, contribution expense increased $71,000 due to an expansion of the Bank’s community giving associated with its 100th anniversary, and occupancy and equipment expense increased $61,000 as a result of increases in certain maintenance and service contracts. Partially offsetting these increases were decreases in salaries and employee benefits due to the reduction in benefit

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costs associated with the retirement of the Bank’s former Chief Executive Officer and a decrease in FDIC insurance. In the second quarter of 2009, the FDIC announced a special assessment of five basis points on each insured institution’s assets less Tier 1 capital. This special assessment was recognized and paid in September 2009. The ratio of non-interest expense was relatively unchanged at 2.35% in 2010, compared to 2.36% for 2009.

Table 6

Yield and Cost Summary

For the Years Ended December 31, 2008 to 2010

And the Six Months Ended June 30, 2010 and 2011

	Six Months Ended June 30		Year Ended December 31,

	2011(1)	2010(1)	2010	2009	2008
Weighted Average Yields
Short-term investments	0.22%	0.20%	0.20%	0.18%	2.19%
Certificates of deposit	1.90	1.57	1.65	1.69	4.94
Investment securities: taxable	2.95	4.18	3.97	4.67	5.61
Investment securities: tax-exempt	3.31	3.63	3.48	3.67	3.78
Total loans	5.80	6.13	6.10	6.20	6.63
FHLB stock	0.31	0.00	0.00	0.00	3.89
Total interest-earning assets	5.09	5.46	5.44	5.49	6.41

Weighted Average Costs
Regular savings accounts	0.57	0.59	0.59	0.57	1.17
NOW checking accounts	0.19	0.17	0.17	0.17	0.32
Money market accounts	0.63	0.78	0.79	1.00	1.89
Certificates of deposit	1.61	1.88	1.78	3.06	4.24
Total interest-bearing deposits	1.16	1.41	1.34	2.34	3.36
Short-term borrowings	1.16	1.23	1.24	1.51	2.35
Long-term debt	4.40	4.78	4.62	5.07	4.99
Total interest-bearing liabilities	1.34	1.75	1.62	2.65	3.60

Net interest spread (2)	3.75	3.71	3.82	2.84	2.81
Net interest margin (3)	3.96	3.97	4.07	3.21	3.22

(1)	Ratios for the six-month periods have been annualized.
(2)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of average interest-bearing liabilities.
(3)	Represents net interest income as a percentage of average interest-earning assets.

Source: Wellesley Bank, preliminary prospectus.

FELDMAN FINANCIAL ADVISORS, INC.

Interest Rate Risk Management

The Bank manages the interest rate sensitivity of its interest-bearing liabilities and interest-earning assets in an effort to minimize the adverse effects of changes in the interest rate environment. Deposit accounts typically react more quickly to changes in market interest rates than mortgage loans because of the shorter maturities of deposits. As a result, sharp increases in interest rates may adversely affect the Bank’s earnings while decreases in interest rates may beneficially affect earnings. To reduce the potential volatility of earnings, the Bank has sought to improve the match between asset and liability maturities and rates, while maintaining an acceptable interest rate spread. The Bank seeks to maximize net interest income and net income within the confines of acceptable interest rate and credit risk. In accordance with these objectives, the Bank has also established policies for monitoring its interest rate risk exposure, liquidity needs, liquidity sources, and balance sheet composition.

The Bank’s strategy for managing interest rate risk emphasizes (i) originating adjustable-rate loans for retention in loan portfolio, (ii) selling in the secondary market substantially all newly originated, conforming fixed-rate residential mortgage loans, (iii) promoting core deposit products and short-term time deposits, (iv) adjusting the maturities of borrowings, and (v) adjusting the investment portfolio mix and duration. The Bank currently does not participate in hedging programs, interest rate swaps, or other activities involving the use of derivative financial instruments.

The Bank has an Asset/Liability Committee that includes members of management and functions to communicate, coordinate and control all aspects involving asset-liability management. The committee establishes and monitors the volume, maturities, pricing, and mix of assets and funding sources with the objective of managing assets and funding sources to provide results that are consistent with liquidity, growth, risk limits and profitability goals.

FELDMAN FINANCIAL ADVISORS, INC.

The Bank’s goal is to manage asset and liability positions to moderate the effects of interest rate fluctuations on net interest income and the present value of equity. Net interest income and present value of equity simulations are completed quarterly and presented to the Asset/Liability Committee and the Board of Directors. The simulations provide an estimate of the impact of changes in interest rates on net interest income and the present value of equity under a range of assumptions. The simulations incorporate assumptions regarding the potential timing in the repricing of certain assets and liabilities when market rates change and the changes in spreads between different market rates. The simulation analysis also incorporates management’s current assessment of the risk that pricing margins will change adversely over time due to competition or other factors.

Table 7 sets forth an approximation of the Bank’s exposure as a percentage of estimated net interest income for the next 12-month period using interest income and equity simulations. The simulations use projected repricing of assets and liabilities at June 30, 2011 on the basis of contractual maturities, anticipated repayments, and scheduled rate adjustments. Table 7 summarizes the interest rate sensitivity of the projected net interest income and present value of equity as of June 30, 2011, assuming instantaneous and sustained parallel shifts in the U.S. Treasury yield curve of 100 to 300 basis points either up or down in various increments. Because of the current level of interest rates, scenarios of down 100-plus basis points have not been considered.

FELDMAN FINANCIAL ADVISORS, INC.

As shown in Table 7, the Bank’s present value of equity would be negatively impacted by an immediate increase in interest rates from current levels. Table 7 indicates that the Bank’s present value of equity was $33.1 million as of June 30, 2011. Based upon the assumptions utilized, an immediate 100 basis point increase in market interest rates would result in a $1.9 million decrease in the present value of equity. However, an immediate 100 basis point increase would have a positive impact of $37,000 on net interest income. Conversely, a 100 basis point decrease in market rates would result in a $1.9 million increase in the present value of equity and a $189,000 decrease in net interest income.

Table 7

Interest Rate Risk Analysis

As of June 30, 2011

(Dollars in Thousands)

	Present Value of Equity			Projected Net Interest Income
Change in Interest Rates (basis points)	Estimated Present Value of Equity	Change from Base (000s)	Change from Base (%)	Net Interest Income (000s)	Change from Base (000s)	Change from Base (%)
+ 300 b.p.	$28,009	$(5,041)	(15.25)%	$10,030	$109	1.10%
+ 200 b.p.	29,545	(3,505)	(10.61)	9,953	32	0.32
+ 100 b.p.	31,183	(1,867)	(5.65)	9,958	37	0.37
0 b.p.	33,050	—	—	9,921	—	—
- 100 b.p.	34,929	1,879	5.69	9,732	(189)	(1.90)

Source: Wellesley Bank, preliminary prospectus.

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Asset Quality

Table 8 summarizes the Bank’s total non-performing assets (“NPAs”) as of December 31, 2006 to 2010 and June 30, 2011. Historically, Wellesley Bank exhibited an excellent record of asset quality until experiencing an upturn in NPAs during 2010 and the first half of 2011. The Bank reported no NPAs at year-end 2006 and 2007. The Bank’s ratio of non-performing assets (including troubled debt restructurings) to total assets increased from 0.38% at December 31, 2009 to 1.20% and 1.73%, at December 31, 2010 and June 30, 2011, respectively. As of June 30, 2011, the Bank’s non-performing assets totaled $4.6 million and comprised $3.5 million of non-accrual loans and $1.1 million of accruing troubled debt restructurings, which are loans that have been modified through term extensions or other concessions to help borrowers stay current and avoid foreclosure or default.

In order to reflect the increased risk inherent in the loan portfolio, the Bank increased its loan loss provision from $300,000 in 2009 to $1.1 million for 2010, reflecting the increased levels of non-performing assets and loan charge-offs. Total charge-offs increased from $289,000 in 2009 to $470,000 in 2010. As a result, the loan loss allowance increased by $630,000 from $2.1 million or 1.10% of total loans at year-end 2009 to $2.7 million or 1.30% of total loans at year-end 2010. The Bank continued to bolster its loan loss allowance in the first half of 2011 by making a provision of $600,000. Loan charge-offs amounted to $61,000 for the first half of 2011. As a result, at June 30, 2011, the loan loss allowance was $3.2 million, measuring 1.55% of total loans and 93.3% of non-performing loans. The largest concentration of the loan loss allowance at June 30, 2011 represented reserves established against the commercial real estate and construction loan portfolios.

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Table 8

Non-performing Assets Summary

As of December 31, 2006 to 2010 and June 30, 2011

(Dollars in Thousands)

	June 30,	December 31,
	2011	2010	2009	2008	2007	2006
Non-accrual loans
Residential mortgage loans	$1,893	$2,008	$705	$549	$—	$—
Commercial real estate loans	1,425	—	—	239	—	—
Construction loans	—	—	—	1,170	—	—
Commercial business loans	125	—	—	—	—	—
Consumer loans	19	—	—	—	—	—

Total non-accrual loans	3,462	2,008	705	1,958	—	—

Total non-performing loans	3,462	2,008	705	1,958	—	—
Real estate owned loans	—	—	—	—	—	—

Total non-performing assets	3,462	3,462	705	1,958	—	—
Accruing troubled debt restructurings (1)	1,115	1,124	221	—	—	—

Total non-performing assets and accruing troubled debt restructurings	$4,577	$3,132	$926	$1,958	$—	$—

Total non-performing loans to total loans	1.66%	0.97%	0.38%	0.99%	0.00%	0.00%
Total non-performing loans to total assets	1.31%	0.77%	0.29%	0.81%	0.00%	0.00%
Total non-performing assets and accruing troubled debt restructurings to total assets	1.73%	1.20%	0.38%	0.81%	0.00%	0.00%

(1)	The Bank did not have any non-accruing troubled debt restructurings at the dates indicated.

Source: Wellesley Bank, preliminary prospectus.

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Table 9

Allowance for Loan Loss Summary

For the Years Ended December 31, 2006 to 2010

And the Six Months Ended June 30, 2011

(Dollars in Thousands)

	Six Months Ended June 30,		Year Ended December 31,
	2011	2010	2010	2009	2008	2007	2006
Allowance for loan losses at beginning of period	$2,690	$2,060	$2,060	$2,047	$1,606	$1,418	$1,348

Provision for loan losses	600	500	1,100	300	445	260	70

Charge-offs
Residential real estate loans	61	—	140	261	—	—	—
Commercial real estate loans	—	100	149	—	—	—	—
Construction loans	—	—	118	—	—	—	—
Commercial business loans	—	—	60	28	4	72	—
Consumer loans	—	—	3	—	—	—	—

Total charge-offs	61	100	470	289	4	72	—

Total recoveries	—	—	—	2	—	—	—

Net charge-offs	61	100	470	287	4	72	—

Allowance for loan losses at end of period	$3,229	$2,460	$2,690	$2,060	$2,047	$1,606	$1,418

Allowance for loan losses to non-performing loans (1)	93.27%	95.02%	133.96%	292.20%	104.55%	—	—
Allowance for loan losses to total loans outstanding at the end of the period	1.55%	1.23%	1.30%	1.10%	1.04%	0.91%	0.92%
Net charge-offs to average loans outstanding during the period (2)	0.03%	0.05%	0.24%	0.15%	0.00%	0.04%	0.00%

(1)	There were no non-performing loans at December 31, 2007 or 2006.
(2)	There were no loan charge-offs in 2006 and $4,000 of loan charge-offs in 2008.

Source: Wellesley Bank, preliminary prospectus.

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Subsidiary Activity

Wellesley Bank has three wholly-owned subsidiaries: Wellesley Investment Partners, LLC, (ii) Wellesley Securities Corporation, and (iii) Central Linden LLC. The operations of the subsidiaries are described below.

Wellesley Investment Partners, LLC, established in 2007, is a Massachusetts limited liability company that offers customers a range of non-deposit investment products, including mutual funds and equities, through a third-party registered broker-dealer. Wellesley Investment Partners is a registered investment advisor. Investment management fees relating to the Bank’s investment advisory services totaled $52,000, $71,000 and $43,000 for the six months ended June 30, 2011 and years ended December 31, 2010 and 2009, respectively. After the Conversion, the Bank intends to continue to enhance its fee income through Wellesley Investment Partners by engaging at least one additional sales-focused investment or financial planning professional.

Wellesley Securities Corporation, established in 1992, is a Massachusetts corporation that engages in buying, selling and holding securities on its own behalf. As a Massachusetts securities corporation, the income earned on Wellesley Securities Corporation’s investment securities is subject to a lower state tax rate than that assessed on income earned on investment securities maintained at Wellesley Bank. At June 30, 2011, Wellesley Securities Corporation had total assets of $6.9 million and total equity of $6.3 million.

Central Linden LLC, organized in 2010, is a Massachusetts limited liability company formed for the purpose of holding, managing and selling foreclosed real estate. Central Linden is currently inactive and at June 30, 2011 had no assets and no equity.

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Office Properties

Wellesley Bank currently conducts business from its executive office and two full service branches in the town of Wellesley, Massachusetts. The Bank owns its Central Street branch office. The Bank leases its Church Street executive office (subject to a renewable lease that expires in 2018) and the Linden Street branch office (subject to a renewable lease that expires in 2012). At June 30, 2011, the total net book value of the Bank’s land, buildings, furniture, fixtures and equipment was $795,000. As previously noted, the Bank plans to open a third branch office in Wellesley during the first quarter of 2012. A map of the Bank’s branch office network is presented below.

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Table 10 provides deposit data for the Bank’s branch offices from June 30, 2006 to June 30, 2010. The Bank’s deposits increased by a compound annual growth rate (“CAGR”) of 9.1% over this period with the bulk of the deposit increase occurring at the Linden Street branch. With regard to branch deposits, the Wellesley Center branch exhibited a CAGR of 4.3% and the Linden Street branch experienced a CAGR of 22.7%. As of June 30, 2010, the Bank’s two branches maintained significant deposit totals with the Wellesley Center branch at $107.4 million and the Linden Street branch at $103.6 million.

Table 10

Branch Office Deposit Data

(Dollars in Thousands)

	2006	2007	June 30, 2008	2009	2010	‘06-10 CAGR (%)
Location	(000s)	(000s)	(000s)	(000s)	(000s)

Wellesley Center Branch
40 Central Street	$90,888	$91,401	$99,530	$111,064	$107,369	4.25
Wellesley, MA 02482

Linden Street Branch
197 Linden Street	45,676	60,043	69,495	92,055	103,550	22.71
Wellesley, MA 02482

Total Deposits	$136,564	$151,444	$169,025	$203,119	$210,919	9.08

Source: SNL Financial.

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Market Area

Overview of Market Area

The Bank is headquartered in the town of Wellesley, Massachusetts, where it operates two retail branch offices and an administrative office. Wellesley is an affluent and predominantly residential community, located approximately 13 miles west of Boston. Its desirable geographic location and appealing physical characteristics make it a highly attractive suburb for people who work in Boston. Although mainly residential, Wellesley is also an employment center with several office parks located primarily on its eastern border.

The town is also a college community, having within its boundaries Wellesley College and Babson College, two private educational institutions, as well as Massachusetts Bay Community College. Wellesley boasts a highly regarded public school system, a thriving downtown with boutique shops and restaurants, and accessible commuting distance to Boston via commuter rail trains and Interstate 95/Route 128, a circumferential highway that skirts the town’s eastern border. The town has a total area of 10.49 square miles, of which land occupies 10.18 square miles and water occupies 0.31 square miles. Wellesley is located in Norfolk County, Massachusetts, which is part of the Boston-Cambridge-Quincy, MA-NH Metropolitan Statistical Area (“Boston MSA”).

Table 11 presents comparative demographic data for the United States, the Commonwealth of Massachusetts, the Boston MSA, and the town of Wellesley. The Boston MSA had an estimated population of approximately 4.6 million in 2010. The town of Wellesley had an estimated population of 27,018 in 2010. Population growth rates for the Boston MSA and Wellesley are expected to continue to lag the nationwide trends.

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Table 11

Selected Demographic Data

	United States	Massachusetts	Boston MSA	Town of Wellesley
Total Population
2010—Current	311,212,863	6,555,736	4,568,927	27,018
2015—Projected	323,209,391	6,617,085	4,637,752	27,054
% Change 2000-10	10.59%	3.25%	4.04%	1.52%
% Change 2010-15	3.85%	0.94%	1.51%	0.13%

Age Distribution, 2010
0—14 Age Group	20.08%	18.41%	18.54%	22.16%
15—34 Age Group	27.22%	26.78%	27.21%	26.10%
35—54 Age Group	28.03%	29.11%	29.58%	25.93%
55—69 Age Group	15.54%	15.74%	15.31%	15.70%
70+ Age Group	9.12%	9.97%	9.36%	10.10%

Median Age (years)	37.0	38.7	38.2	37.8

Total Households
2010—Current	116,761,140	2,520,494	1,745,031	8,654
2015—Projected	121,359,607	2,546,375	1,773,323	8,683
% Change 2000-10	10.69%	3.15%	3.89%	0.70%
% Change 2010-15	3.94%	1.03%	1.62%	0.34%

Median Household Income
2010—Current	$54,442	$67,515	$74,931	$154,493
2015—Projected	$61,189	$78,847	$87,099	$191,801
% Change 2000-10	29.12%	33.59%	37.26%	35.89%
% Change 2010-15	12.39%	16.78%	16.24%	24.15%

Average Household Income
2010—Current	$70,173	$88,257	$97,315	$208,283
2015—Projected	$79,340	$103,031	$113,414	$247,566
% Change 2000-10	23.88%	32.99%	34.79%	29.48%
% Change 2010-15	13.06%	16.74%	16.54%	18.86%

Per Capita Income
2010—Current	$26,739	$34,458	$37,661	$68,731
2015—Projected	$30,241	$40,240	$43,918	$81,746
% Change 2000-10	23.87%	32.78%	34.43%	30.01%
% Change 2010-15	13.10%	16.78%	16.61%	18.94%

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Table 11 (continued)

	United States	Massachusetts	Boston MSA	Town of Wellesley
Household Net Worth
Median	$93,084	$152,588	$173,838	$1,000,001
Average	$418,865	$619,351	$704,534	$1,962,955

Current Household Net Worth
$0 – $35,000	34.96%	28.10%	26.37%	5.45%
$35,000 – $100,000	16.38%	14.32%	13.85%	3.88%
$100,000 – $250,000	19.13%	17.37%	16.43%	8.83%
$250,000 – $500,000	12.97%	14.94%	14.80%	10.33%
$500,000+	16.56%	25.28%	28.55%	71.50%

Total Number of Owner
Occupied Housing Units
2010 – Current	76,868,769	1,549,344	1,058,889	7,009
2015 – Projected	80,072,859	1,565,426	1,076,403	7,028
% Change 2000-10	10.10%	2.74%	3.50%	-1.82%
% Change 2010-15	4.17%	1.04%	1.65%	0.27%

Value of Owner Occupied
Housing Units
2007 – Median	$194,300	$366,400	$396,400	NA
2009 – Median	$185,200	$338,500	$369,200	$893,700
% Change 2007-09	-4.7%	-7.6%	-6.9%	NA

Current Value of Owner
Occupied Housing Units
$0 – $100,000	27.39%	2.39%	2.27%	0.21%
$100,000 – $200,000	34.48%	19.41%	12.80%	1.06%
$200,000 – $300,000	17.08%	28.98%	27.71%	0.73%
$300,000 – $500,000	12.49%	29.94%	34.32%	8.62%
$500,000 – $750,000	5.07%	11.85%	13.76%	27.04%
$750,000 +	3.49%	7.43%	9.14%	62.34%

Unemployment Rates
June 2010	9.6%	8.5%	7.9%	6.5%
May 2011	8.7%	7.4%	6.6%	5.0%
June 2011	9.3%	7.8%	7.1%	5.5%

Source: SNL Financial, ESRI, Massachusetts Office of Labor and Workforce Development, and United States Census Bureau.

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The median household income in Wellesley for 2010 was $154,493, surpassing the national median of $54,442 and the Boston MSA median of $97,315. The median household income for Wellesley is projected to increase by 24.1% to $191,801 in 2015. Reflecting its wealthy population base, Wellesley reported a median household net worth of $1.0 million for 2010, compared to $93,084 for the United States and $173,838 for the Boston MSA. The average household net worth for Wellesley exceeded $1.9 million. Approximately 71.5% of the households in Wellesley had a net worth in excess of $500,000. The median value of owner occupied housing units in Wellesley was $893,700 in 2009, above the national median of $185,200 and the Boston MSA median of $369,200.

The economy of Wellesley is centered mainly around the following employment sectors: (i) educational and health services, (ii) professional and business services, and (iii) financial activities. Approximately 97.3% of the adult residents in Wellesley have a high school diploma and 78.5% have a bachelor’s college degree or higher. The unemployment rate in Wellesley has historically measured below the national and state rates in recent years. The unemployment rate for Wellesley was 5.5% in June 2011, compared to the national, state, and Boston MSA unemployment rates of 9.3%, 7.8%, and 7.1%, respectively.

Market Share Analysis

Table 12 displays branch deposit data for the top 25 financial institutions in the Boston MSA as of June 30, 2010 (with deposit data adjusted for completed and pending mergers). Wellesley Bank ranked 72nd in the Boston MSA out of 133 financial institutions with total deposits of $210.9 million and a market share of 0.12%. Previously, as of June 30, 2009, the Bank ranked 80th in the Boston MSA with total deposits of $203.1 million and a market share of

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0.13%. Wellesley Bank’s deposits increased by 3.8% between June 30, 2009 and 2010, while the total deposits in the Boston MSA increased by 9.9% from $154.6 billion to $169.8 billion over the same period. The top three financial institutions (Bank of America, RBS Citizens, and State Street Bank & Trust Company) held $85.9 billion or 50.6% of the deposit market in the Boston MSA.

Table 13 displays retail branch deposit data as of June 30, 2010 for the financial institutions operating in Wellesley (adjusted for completed and pending mergers). With total deposits of $210.9 million as of June 30, 2010 and a market share of 13.0%, Wellesley Bank ranked third in the town of Wellesley out of 11 financial institutions. Bank of America was the deposit market leader in Wellesley with a market share of 27.4%, followed by Boston Private Bank & Trust Company with a market share of 19.3%. Wellesley Bank had the largest market share among the four thrift institutions operating in the town of Wellesley. Previously, as of June 30, 2009, Wellesley Bank ranked fourth in the town of Wellesley with total deposits of $203.1 million and a market share of 13.2%.

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Table 12

Deposit Market Share in the Boston MSA

Data as of June 30, 2010

(Adjusted for Completed and Pending Mergers)

Rank	Parent Company	Financial Institution	Inst. Type	Branch Count	Deposit Market Share (%)	Total Deposits ($000)
1	Bank of America Corp. (NC)	Bank of America, NA	Bank	201	23.58	40,045,850
2	Royal Bank of Scotland	RBS Citizens, NA	Bank	210	14.03	23,829,645
3	State Street Corp. (MA)	State Street B&TC	Bank	1	12.98	22,044,394
4	Banco Santander SA	Sovereign Bank	Thrift	165	6.24	10,593,745
5	Bank of NY Mellon Corp. (NY)	Bank of NY Mellon	Bank	2	5.32	9,036,889
6	Toronto-Dominion Bank	TD Bank, NA	Bank	109	3.81	6,468,643
7	Eastern Bank Corp., MHC (MA)	Eastern Bank	Thrift	88	3.46	5,878,314
8	Middlesex Bancorp, D49MHC (MA)	Middlesex SB	Thrift	30	2.05	3,479,128
9	People’s United Financial (CT)	People’s United Bank	Thrift	57	1.98	3,368,021
10	Independent Bank Corp. (MA)	Rockland Trust Co.	Bank	44	1.49	2,529,286
11	Boston Private Financial (MA)	Boston Private B&TC	Bank	11	1.40	2,374,928
12	Salem Five Bancorp (MA)	Salem Five Cents SB	Thrift	29	1.21	2,047,574
13	Brookline Bancorp, Inc. (MA)	Brookline Bank	Thrift	26	1.14	1,927,331
14	Century Bancorp Inc. (MA)	Century B&TC	Bank	24	1.09	1,856,904
15	Cambridge Fin’l Group, MHC (MA)	Cambridge SB	Thrift	16	1.03	1,743,719
16	Meridian Fin’l Services, MHC (MA)	East Boston SB	Thrift	25	0.81	1,375,856
17	First Republic Bank (CA)	First Republic Bank	Bank	2	0.80	1,363,505
18	Citigroup, Inc. (NY)	Citibank, NA	Bank	31	0.79	1,339,563
19	Enterprise Bancorp, Inc. (MA)	Enterprise B&TC	Bank	16	0.65	1,099,021
20	Watertown Savings Bank (MA)	Watertown SB	Bank	9	0.56	955,930
21	Cambridge Bancorp (MA)	Cambridge Trust Co.	Bank	12	0.55	925,548
22	Dedham Inst. for Savings (MA)	Dedham Inst. for Svgs.	Thrift	12	0.52	890,298
23	Inst. for Svgs. in Newburyport (MA)	Inst. for Svgs.-Newbrypt.	Thrift	8	0.52	882,960
24	Needham Bank (MA)	Needham Bank	Bank	6	0.47	806,123
25	Hyde Park Bancorp, MHC (MA)	Hyde Park SB	Thrift	6	0.45	771,411

72	Wellesley Bank (MA)	Wellesley Bank	Thrift	2	0.12	210,919

	Total (134 financial institutions)			1,524	100.00	169,806,756

Source: SNL Financial.

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Table 13

Deposit Market Share in the Town of Wellesley

Data as of June 30, 2010

(Adjusted for Completed and Pending Mergers)

Rank	Parent Company	Financial Institution	Inst. Type	Branch Count	Deposit Market Share (%)	Total Deposits ($000)
1	Bank of America Corp. (NC)	Bank of America, NA	Bank	3	27.42	444,957
2	Boston Private Financial (MA)	Boston Private B&TC	Bank	1	19.28	312,937
3	Wellesley Bank (MA)	Wellesley Bank	Thrift	2	13.00	210,919
4	Royal Bank of Scotland	RBS Citizens, NA	Bank	2	12.35	200,491
5	Middlesex Bancorp, MHC (MA)	Middlesex Savings Bank	Thrift	1	8.33	135,215
6	Toronto-Dominion Bank	TD Bank, NA	Bank	2	6.94	112,657
7	Needham Bank (MA)	Needham Bank	Bank	1	6.20	100,566
8	Banco Santander SA	Sovereign Bank	Thrift	1	4.01	65,125
9	Citigroup, Inc. (NY)	Citibank, NA	Bank	1	2.37	38,450
10	Brookline Bancorp, Inc. (MA)	Brookline Bank	Thrift	1	0.06	1,001
11	Beal Financial Corp. (TX)	Beal Bank	Thrift	1	0.03	531

	Total (11 financial institutions)			16	100.00	1,622,849

Source: SNL Financial.

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II. COMPARISONS WITH PUBLICLY TRADED THRIFTS

General Overview

The comparative market approach provides a sound basis for determining estimates of going-concern valuations where a regular and active market exists for the stocks of peer institutions. The comparative market approach was utilized in determining the estimated pro forma market value of the Bank because: (i) reliable market and financial data are readily available for comparable institutions; (ii) the comparative market method is accepted by the applicable regulatory guidelines; and (iii) other alternative valuation methods (such as income capitalization, liquidation analysis, or discounted cash flow) are unlikely to produce a valuation relevant to the future trading patterns of the related equity interest. The generally employed valuation method in initial public offerings, where possible, is the comparative market approach, which also can be relied upon to determine pro forma market value in a thrift stock conversion.

The comparative market approach derives valuation benchmarks from the trading patterns of selected peer institutions that, due to certain factors such as financial performance and operating strategies, enable the appraiser to estimate the potential value of the subject institution in a stock conversion offering. The pricing and trading history of recent initial public offerings of thrifts are also examined to provide evidence of the “new issue discount” that must be considered. In Chapter II, our valuation analysis focuses on the selection and comparison of the Bank with a comparable group of publicly traded thrift institutions (the “Comparative Group”). Chapter III will detail any additional discounts or premiums that we believe are appropriate to the Bank’s pro forma market value.

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Selection Criteria

Selected market price and financial performance data for all public thrifts listed on major stock exchanges are shown in Exhibit III. The list excludes companies that are subject to being acquired under a pending merger transaction and companies that have a majority ownership interest controlled by a mutual holding company (“MHC”). Several criteria, discussed below, were used to select the individual members of the Comparative Group from the overall universe of publicly traded thrifts.

•

Operating characteristics – An institution’s operating characteristics are the most important factors because they affect investors’ expected rates of return on a company’s stock under various business/economic scenarios, and they influence the market’s general perception of the quality and attractiveness of a given company. Operating characteristics, which may vary in importance during the business cycle, include financial variables such as profitability, balance sheet growth, capitalization, asset quality, and other factors such as lines of business and management strategies.

•

Degree of marketability and liquidity – Marketability of a stock reflects the relative ease and promptness with which a security may be sold when desired, at a representative current price, without material concession in price merely because of the necessity of sale. Marketability also connotes the existence of buying interest as well as selling interest and is usually indicated by trading volumes and the spread between the bid and asked price for a security. Liquidity of the stock issue refers to the organized market exchange process whereby the security can be converted into cash. We attempted to limit our selection to companies that have access to a regular trading market or price quotations, and therefore only considered companies listed on major stock exchanges. We eliminated for consideration companies with market prices that were materially influenced by announced acquisitions or other unusual circumstances. However, the expectation of continued industry consolidation is currently embedded in thrift equity valuations.

•

Geographic Location – The region of the country where a company operates is also of importance in selecting the comparative group. The operating environment for thrift institutions varies from region to region with respect to business and economic environments, real estate market conditions, speculative takeover activity, and investment climates. Economic and investor climates can also vary greatly within a region, particularly due to takeover activity.

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The operations of Wellesley Bank fit the general profile of a diversifying thrift institution, concentrating primarily on real estate lending in its local market and relying significantly on certificates of deposit and other interest-bearing deposit accounts as funding sources. Residential mortgage loans remain a core product in the Bank’s loan portfolio. However, the Bank has diversified its loan mix through the origination of commercial real estate and construction loans and, to a lesser extent, home equity lines of credit and commercial business loans.

In determining the Comparative Group composition, we focused chiefly on Wellesley Bank’s asset size, capital level, credit risk profile, and geographic location. Attempting to concentrate on the Bank’s performance characteristics and to develop a meaningful number of comparables for valuation purposes, we expanded the geographic criterion for comparable thrifts beyond the New England region of the United States. As with any composition of a group of comparable companies, the selection criteria were broadened sufficiently to assemble a meaningful number of members. Specifically, we applied the following selection criteria:

•	Publicly traded thrift – stockholder-owned thrift whose shares are traded on the New York, NYSE Amex, or NASDAQ stock markets.

•	Non-acquisition target – company is not subject to a pending acquisition.

•	Excludes mutual holding companies – company’s majority ownership interest is not held by an MHC.

•	Seasoned trading issue – company has been publicly traded for a minimum of one full year.

•	Asset size – total assets between $150 million and $650 million.

•	Profitability – positive core earnings for the most recent reporting period over the past twelve months.

•	Capitalization – tangible equity to assets ratio greater than or equal to 6.0%.

•	Credit risk exposure – ratio of total non-performing assets to total assets less than or equal to 4.0%.

•	Geographic location – preference for companies based in the New England region, with consideration also granted to companies in Mid-Atlantic states.

FELDMAN FINANCIAL ADVISORS, INC.

As a result of applying the stated criteria, the screening process produced a reliable representation of publicly traded thrifts. A general operating summary of the ten companies included in the Comparative Group is presented in Table 14. All of the selected companies are traded on the NASDAQ market. The Comparative Group ranged in asset size from $228.9 million at WVS Financial Corp. to $629.6 million at BCSB Bancorp. The median and average asset sizes of the Comparative Group were $475.6 million and $434.5 million, respectively, compared to Wellesley Bank’s total assets of $264.8 million at June 30, 2011. The asset size range was extended to encapsulate a meaningful number of comparables since only a few number of small publicly held thrifts trade on the major stock exchanges. However, three of the selected comparables have total assets less than $250 million: WVS Financial Corp. at $228.9 million, CMS Bancorp at $247.5 million, and Mayflower Bancorp at $248.7 million.

Five of the comparables are located in New England states: Central Bancorp, Chicopee Bancorp, Hampden Bancorp, and Mayflower Bancorp in Massachusetts; and Newport Bancorp in Rhode Island. The other five comparables are located in Mid-Atlantic states: CMS Bancorp and Elmira Savings in New York; WVS Financial Corp. in Pennsylvania; and BCSB Bancorp and OBA Financial Services in Maryland.

In comparison to recent performance trends of the aggregate public thrift industry, the Comparative Group generally exhibited comparable profitability and capital levels and more favorable asset quality ratios. While some differences inevitably may exist between Wellesley Bank and the individual companies, we believe that the selected Comparative Group on the whole provides a meaningful basis of financial comparison for valuation purposes.

FELDMAN FINANCIAL ADVISORS, INC.

Table 14

Comparative Group Operating Summary

As of June 30, 2011

Company	City	State	No. of Offices	Conversion Offering Date	Total Assets ($Mil.)	Tang. Equity/ Assets (%)
Wellesley Bank	Wellesley	MA	2	NA	$264.7	8.10

Comparative Group
BCSB Bancorp, Inc.	Baltimore	MD	17	04/11/08	629.6	8.16
Central Bancorp, Inc.	Somerville	MA	11	10/24/86	497.2	9.08
Chicopee Bancorp, Inc.	Chicopee	MA	8	07/20/06	580.0	15.70
CMS Bancorp, Inc.	White Plains	NY	6	04/04/07	247.5	8.91
Elmira Savings Bank, FSB	Elmira	NY	12	03/01/85	499.7	9.38
Hampden Bancorp, Inc.	Springfield	MA	10	01/17/07	573.3	16.31
Mayflower Bancorp, Inc. (1)	Middleboro	MA	8	12/23/87	248.7	8.67
Newport Bancorp, Inc.	Newport	RI	6	07/07/06	453.9	11.21
OBA Financial Services, Inc.	Germantown	MD	5	01/22/10	386.4	20.92
WVS Financial Corp.	Pittsburgh	PA	6	11/29/93	228.9	12.62

(1)	As of July 31, 2011.

Source: Wellesley Bank; SNL Financial.

FELDMAN FINANCIAL ADVISORS, INC.

Recent Financial Comparisons

Table 15 summarizes certain key financial comparisons between Wellesley Bank and the Comparative Group. Tables 16 through 21 contain the detailed financial comparisons of the Bank with the individual Comparative Group companies based on measures of profitability, income and expense components, yield-cost structure, capital levels, balance sheet composition, asset quality, and growth rates. Financial data for the Bank, the Comparative Group, and All Public Thrift aggregate were utilized for the latest available period as of for the last twelve months (“LTM”) ended June 30, 2011. Mayflower Bancorp’s financial reporting period is not on a calendar year cycle and therefore its recent data is reflected for the LTM ended July 31, 2011.

Wellesley Bank’s LTM ROA was 0.80%, reflecting a profitability measure above the Comparative Group median of 0.24% and the All Public Thrift median of 0.43%. The Bank’s higher ROA was attributable mainly to a higher net interest margin and a lower level of operating expense. The Bank’s LTM return on average equity (“ROE”) was 10.27% and positioned above the Comparative Group median of 2.33%. Only one member of the Comparative Group, Elmira Savings Bank at 0.99%, reported an LTM ROA above that of the Bank.

Based on core earnings as adjusted to exclude intangibles amortization expense and non-recurring income and expense items, the Bank’s core profitability ratios also surpassed those of the Comparative Group. The Bank’s core earnings for the LTM period excluded $82,000 of pre-tax gains on sales of investment securities. The Bank’s LTM core ROA of 0.78% was above the Comparative Group median of 0.23% and the All Public Thrift median of positive 0.46%. The Bank’s LTM core ROE of 10.01% also outperformed the Comparative Group median of 0.23% and the All Public Thrift median of positive 0.46%.

FELDMAN FINANCIAL ADVISORS, INC.

Table 15

Key Financial Comparisons

Wellesley Bank and the Comparative Group

As of For the Last Twelve Months Ended June 30, 2011

(Ratios in Percent)

	Wellesley Bank	Comparative Group Median	All Public Thrift Median

Profitability
LTM Return on Average Assets (ROA)	0.80	0.24	0.43
LTM Return on Average Equity (ROE)	10.27	2.33	3.33
Core Return on Avg. Assets (Core ROA)	0.78	0.23	0.46
Core Return on Avg. Equity (Core ROE)	10.01	2.06	3.77

Income and Expense (% of avg. assets)
Total Interest Income	5.08	4.46	4.46
Total Interest Expense	1.16	1.44	1.36
Net Interest Income	3.92	3.15	3.13
Provision for Loan Losses	0.46	0.19	0.37
Other Operating Income	0.19	0.43	0.63
Net Secs. Gains and Non-rec. Income	0.03	0.03	0.02
General and Administrative Expense	2.41	3.03	2.91
Intangibles Amortization Expense	0.00	0.00	0.00
Non-recurring Expense	0.00	0.00	0.00
Pre-tax Core Earnings	1.24	0.33	0.60

Efficiency Ratio	58.74	83.46	69.76

Yield-Cost Data
Yield on Interest-earning Assets	5.21	4.76	4.87
Cost of Interest-bearing Liabilities	1.43	1.74	1.57
Net Interest Spread	3.78	3.03	3.41
Net Interest Margin	4.02	3.39	3.44

Asset Utilization (% of avg. total assets)
Avg. Interest-earning Assets	97.49	93.26	93.84
Avg. Interest-bearing Liabilities	80.93	82.36	80.19
Avg. Net Interest-earning Assets	16.57	13.41	11.80

FELDMAN FINANCIAL ADVISORS, INC.

Table 15 (continued)

Key Financial Comparisons

Wellesley Bank and the Comparative Group

As of For the Last Twelve Months Ended June 30, 2011

(Ratios in Percent)

	Wellesley Bank	Comparative Group Median	All Public Thrift Median

Balance Sheet Composition (% of total assets)
Cash and Securities	19.17	21.56	25.30
Loans Receivable, net	77.57	70.90	67.93
Real Estate	0.00	0.10	0.40
Intangible Assets	0.00	0.00	0.04
Other Assets	3.26	4.66	4.86
Total Deposits	86.25	71.23	72.70
Borrowed Funds	5.26	13.97	13.32
Other Liabilities	0.39	0.83	0.95
Total Equity	8.10	11.46	11.61

Loan Portfolio (% of total loans)
Residential Mortgage Loans	43.49	53.48	41.55
Other Real Estate Mortgage Loans	49.03	37.59	47.48
Non-mortgage Loans	7.48	9.37	8.18

Growth Rates
Total Assets	3.47	0.44	0.35
Total Loans	4.62	1.25	(2.71)
Total Deposits	8.28	1.51	1.42

Regulatory Capital Ratios
Tier 1 Leverage Ratio	7.95	10.43	9.95
Tier 1 Risk-based Capital	10.88	16.53	15.61
Total Risk-based Capital	12.14	17.68	16.53

Credit Risk Ratios
Non-performing Loans / Total Loans	1.66	2.98	3.62
Non-performing Assets / Total Assets	1.73	1.57	3.01
Reserves / Total Loans	1.55	1.01	1.54
Reserves / Non-performing Loans	93.27	31.82	42.87

Source: Wellesley Bank; SNL Financial; Feldman Financial.

FELDMAN FINANCIAL ADVISORS, INC.

As shown in Table 15, the Bank’s net interest margin of 4.02% exceeded the Comparative Group median of 3.39% and the All Public Thrift median of 3.44%. The Bank’s net interest margin has been fortified by steady yields on its diverse loan portfolio and a declining cost of funds in the current interest rate environment. The Bank’s weighted average yield on interest-earning assets measured 5.21% for the LTM period, surpassing the Comparative Group median of 4.76%. The Bank’s weighted average cost of interest-bearing liabilities at 1.43% was below the Comparative Group median of 1.74%. Accordingly, the Bank’s net interest spread of 3.78% was higher than the Comparative Group median of 3.03%.

Supporting the Bank’s strong net interest margin was a high concentration of assets invested in loans. The Bank’s ratio of net loans to assets was 77.6%, above the Comparative Group median of 70.9%. Contributing to the Bank’s lower cost of funds was its lesser utilization of borrowings. The Bank’s ratio of borrowed funds to total assets was 5.3%, compared to the Comparative Group median of 14.0%. The relatively stable economy in the Bank’s primary market area along with the Bank’s strategic business initiatives has facilitated achieving steady growth of loans and deposits in recent years.

The Bank’s non-interest operating income (excluding securities gains and other non-recurring income) totaled 0.19% of average assets, noticeably lagging the Comparative Group and All Public Thrift medians of 0.43% and 0.63%, respectively. The Bank is seeking to expand its investment advisory services as a means of augmenting its fee income. Other members of the Comparative Group, including Elmira Savings Bank and Mayflower Bancorp, have developed a solid track record of consistently generating non-interest revenue from mortgage banking operations, service charges on deposit accounts, debit card services, or other fee income sources.

FELDMAN FINANCIAL ADVISORS, INC.

The Bank also generated gains on sale of investment securities, which amounted to 0.03% of average assets for the LTM period and was comparable to the Comparative Group and All Public Thrift medians of 0.03% and 0.02%, respectively.

The Bank’s operating expense ratio at 2.41% of average assets for the LTM period was below the Comparative Group median of 3.03% and All Public Thrift median of 2.91%. The Bank has been able to expand its operations efficiently by leveraging its existing infrastructure without incurring significant increases in operating expenses. The Bank’s efficiency is also furthered the by its relatively large branch sizes in terms of amount of deposits. The Bank only operates two branch offices, while the other members of the Comparative Group with similar asset sizes have a network of offices ranging from six to eight. The Bank’s average branch size was $114.2 million in deposits at June 30, 2011, compared to the Comparative Group average branch size of $36.2 million. The Bank does plan to open another branch in the first quarter of 2012 and expand its investment advisory services, which – along with the stock benefit plans to be implemented after the Conversion – will add to its operating expense base.

The Bank’s efficiency ratio (non-interest expense less intangibles amortization expense as a percent of net interest income plus non-interest operating income) was 58.7% for the recent LTM period, comparing favorably to the Comparative Group and All Public Thrift medians of 83.5% and 69.8%, respectively. (The efficiency ratio can be evaluated as the amount of operating expense required to generate a dollar of operating revenue.) The Bank’s higher net interest margin and lower operating expense ratio provide sufficient competitive advantages to offset its lower level of non-interest income production. The Bank’s efficiency ratio was lower than each of the corresponding ratios reported by all of the Comparative Group companies. As a noteworthy contrast, it is common for smaller financial institutions to exhibit higher efficiency ratios since economies of scale are more challenging to achieve.

FELDMAN FINANCIAL ADVISORS, INC.

Prior to 2010, the Bank had increased its provision for loan losses moderately to reflect the overall growth of the loan portfolio. However in 2010, Wellesley Bank increased the provision significantly due to increased levels of non-performing loans and charge-offs. For the recent LTM period, the Bank’s provision for loan losses amounted to 0.46% of average assets and exceeded the Comparative Group and All Public Thrift medians of 0.19% and 0.37%, respectively. Several members of the Comparative Group also reported elevated levels of loan loss provisions but none to the extent as recorded by the Bank.

Table 20 profiles the overall balance sheet composition of the Bank versus that of the Comparative Group. As noted previously, the Bank’s net total loans amounted to 77.6% of total assets as of June 30, 2011, above the median of 70.9% for the Comparative Group. The Bank’s ratio of cash and securities to total assets was 19.2%, measuring slightly below the median of 21.6% for the Comparative Group. The Bank had no goodwill or other intangible assets on its balance sheet as of June 30, 2011. The earning power of the Bank’s balance sheet is strengthened by relatively low levels of non-earning assets such as intangible assets and fixed assets.

The Bank’s borrowings level at 5.3% of total assets primarily reflected its usage of FHLB advances and repurchase agreements as supplemental funding sources, and was markedly lower than the Comparative Group’s median borrowings level of 14.0%. The Bank has experienced steady deposit growth in recent years, which has allowed it to reduce its reliance on borrowings to fund asset growth. The Bank’s equity level before the Conversion was 8.10% relative to total assets, which was slightly lower than the Comparative Group and All Public Thrift medians of 11.46% and 11.61%, respectively.

FELDMAN FINANCIAL ADVISORS, INC.

The Bank had made considerable strides toward diversifying its loan portfolio away from the traditional thrift institution model’s reliance on residential mortgages as evidenced by the loan composition data displayed in Table 21. The Bank’s level of residential mortgage loans (including home equity loans secured by residential properties) measured 43.5% of total loans as of June 30, 2011, compared to the Comparative Group median of 53.5% based on regulatory financial data. The Bank’s concentration of other real estate mortgage loans, which include commercial real estate mortgages and construction loans, measured 49.0% of total loans and was higher than the Comparative Group median of 37.6%. The Bank’s ratio of non-mortgage loans, which include commercial business loans and other consumer loans, amounted to 7.5% of total loans and was positioned slightly below the Comparative Group median of 9.4%.

The Bank’s consistent deposit growth in recent periods is reflected in the comparative growth rates. The Bank’s deposit growth rate measured 8.3% over the LTM period and surpassed the Comparative Group median of 1.5%. The Bank also exhibited positive growth rates of loans and assets that exceeded the corresponding medians for the Comparative Group and All Public Thrift aggregate. The sluggish economy and mounting credit-related losses have forced many financial institutions to emphasize capital preservation and credit remediation over growth objectives.

The Bank’s 1.73% ratio of total non-performing assets (including troubled debt restructurings) to total assets was slightly higher than the Comparative Group median of 1.57%, but measured below the All Public Thrift median of 3.01%. However, the Bank’s ratio of

FELDMAN FINANCIAL ADVISORS, INC.

reserves to non-performing loans compared favorably to the aggregate medians and reflected the healthy additions to reserves made by the Bank in the LTM period. The Bank’s 1.55% ratio of reserves to total loans surpassed the Comparative Group and All Public Thrift medians of 1.01% and 1.54%, respectively. Additionally, the Bank’s 93.3% ratio of reserves to non-performing loans was higher than the Comparative Group and All Public Thrift medians of 31.8% and 42.9%, respectively.

In summary, the Bank’s recent earnings results outperformed the results exhibited by the Comparative Group and All Public Thrift segments. The Bank’s profitability is characterized by a strong net interest margin and relatively low operating expenses, despite incurring increased provisions for loan losses. The Bank’s net interest margin has been reinforced by the yield potential of its diverse loan portfolio in a market rate environment that is beneficial to a lower cost of funds. While the Bank exhibited a lower level of non-interest income versus the Comparative Group companies, its operating efficiency and net interest income generation were sufficiently offsetting factors. The Bank’s earnings growth outlook will depend largely on the Bank’s ability to maintain satisfactory loan quality as its manages and grows the portfolio, to stabilize the net interest margin across movements in the interest rate environment, and to control non-interest expense as it expands its branching and lending operations.

FELDMAN FINANCIAL ADVISORS, INC.

Table 16

General Operating Characteristics

As of June 30, 2011

	City	State	Ticker	Exchange	No. of Offices	Conversion Offering Date	Total Assets ($000s)	Net Loans ($000s)	Total Deposits ($000s)	Total Equity ($000s)

Wellesley Bank	Wellesley	MA	NA	NA	2	NA	264,774	205,386	228,375	21,445

Comparative Group Average							434,538	292,623	313,229	54,595
Comparative Group Median							475,574	336,153	289,910	51,163

Comparative Group
BCSB Bancorp, Inc.	Baltimore	MD	BCSB	NASDAQ	17	04/11/08	629,564	364,975	553,446	51,455
Central Bancorp, Inc.	Somerville	MA	CEBK	NASDAQ	11	10/24/86	497,238	413,534	317,499	47,156
Chicopee Bancorp, Inc.	Chicopee	MA	CBNK	NASDAQ	8	07/20/06	580,028	443,224	404,151	91,060
CMS Bancorp, Inc.	White Plains	NY	CMSB	NASDAQ	6	04/04/07	247,509	180,270	188,034	22,055
Elmira Savings Bank, FSB	Elmira	NY	ESBK	NASDAQ	12	03/01/85	499,745	317,130	365,550	58,528
Hampden Bancorp, Inc.	Springfield	MA	HBNK	NASDAQ	10	01/17/07	573,326	398,108	417,255	93,516
Mayflower Bancorp, Inc. (1)	Middleboro	MA	MFLR	NASDAQ	8	12/23/87	248,730	124,240	223,242	21,568
Newport Bancorp, Inc.	Newport	RI	NFSB	NASDAQ	6	07/07/06	453,910	355,175	262,320	50,870
OBA Financial Services, Inc.	Germantown	MD	OBAF	NASDAQ	5	01/22/10	386,445	279,620	257,031	80,860
WVS Financial Corp.	Pittsburgh	PA	WVFC	NASDAQ	6	11/29/93	228,888	49,952	143,766	28,878

(1)	As of July 31, 2011.

Source: Wellesley Bank; SNL Financial; Feldman Financial.

FELDMAN FINANCIAL ADVISORS, INC.

Table 17

Summary Financial Performance Ratios

As of or For the Last Twelve Months Ended June 30, 2011

	Total Assets ($000s)	Total Equity/ Assets (%)	Tang. Equity/ Assets (%)	Total NPAs/ Assets (%)	Net Interest Margin (%)	Effcy. Ratio (%)	LTM ROA (%)	LTM ROE (%)	Core ROA (%)	Core ROE (%)

Wellesley Bank	264,774	8.10	8.10	1.73	4.02	58.74	0.80	10.27	0.78	10.01

Comparative Group Average	434,538	12.37	12.10	1.72	3.29	81.03	0.35	3.27	0.33	2.98
Comparative Group Median	475,574	11.46	10.30	1.57	3.39	83.46	0.24	2.33	0.23	2.06

All Public Thrift Average	2,791,873	12.21	11.68	4.45	3.36	71.06	0.11	1.02	0.14	1.31
All Public Thrift Median	885,625	11.61	10.71	3.01	3.44	69.76	0.43	3.33	0.46	3.77

Comparative Group
BCSB Bancorp, Inc.	629,564	8.17	8.16	2.29	3.20	86.13	0.18	2.04	0.21	2.30
Central Bancorp, Inc.	497,238	9.48	9.08	3.49	3.44	85.97	0.24	2.62	0.17	1.81
Chicopee Bancorp, Inc.	580,028	15.70	15.70	1.01	3.30	88.50	0.13	0.79	0.11	0.67
CMS Bancorp, Inc.	247,509	8.91	8.91	2.09	3.24	95.59	0.12	1.38	0.06	0.63
Elmira Savings Bank, FSB	499,745	11.71	9.38	0.74	3.57	61.40	0.99	8.68	0.95	8.34
Hampden Bancorp, Inc.	573,326	16.31	16.31	3.38	3.34	81.60	0.23	1.40	0.24	1.46
Mayflower Bancorp, Inc. (1)	248,730	8.67	8.67	0.75	3.72	78.10	0.55	6.44	0.47	5.47
Newport Bancorp, Inc.	453,910	11.21	11.21	0.24	3.63	78.01	0.43	3.87	0.42	3.76
OBA Financial Services, Inc.	386,445	20.92	20.92	2.11	3.70	85.32	0.23	1.06	0.22	0.99
WVS Financial Corp.	228,888	12.62	12.62	1.05	1.79	69.69	0.43	4.37	0.43	4.37

(1)	As of for the LTM ended July 31, 2011.

Source: Wellesley Bank; SNL Financial; Feldman Financial.

FELDMAN FINANCIAL ADVISORS, INC.

Table 18

Income and Expense Analysis

For the Last Twelve Months Ended June 30, 2011

	As a Percent of Average Assets
	Interest Income	Interest Expense	Net Interest Income	Other Oper. Income	Non-rec. Income	Loan Loss Prov.	Gen. & Admin. Expense	Amort. & Imp. Intang,	Non-rec. Expense	Pretax Core Earnings
Wellesley Bank	5.08	1.16	3.92	0.19	0.03	0.46	2.41	0.00	0.00	1.24

Comparative Group Average	4.38	1.36	3.05	0.43	0.05	0.17	2.86	0.00	0.00	0.46
Comparative Group Median	4.46	1.44	3.15	0.43	0.03	0.19	3.03	0.00	0.00	0.33

All Public Thrift Average	4.47	1.38	3.10	0.81	0.07	0.69	2.89	0.04	0.06	0.33
All Public Thrift Median	4.46	1.36	3.13	0.63	0.02	0.37	2.91	0.00	0.00	0.60

Comparative Group
BCSB Bancorp, Inc.	4.41	1.44	2.97	0.41	(0.03)	0.18	2.91	0.00	0.00	0.29
Central Bancorp, Inc.	4.72	1.44	3.28	0.36	0.11	0.26	3.14	0.00	0.00	0.26
Chicopee Bancorp, Inc.	4.35	1.33	3.02	0.45	0.03	0.21	3.21	0.00	0.00	0.06
CMS Bancorp, Inc.	4.70	1.52	3.18	0.21	0.10	0.15	3.24	0.00	0.00	0.00
Elmira Savings Bank, FSB	4.51	1.42	3.09	0.81	0.09	0.10	2.40	0.03	0.00	1.40
Hampden Bancorp, Inc.	4.46	1.33	3.13	0.53	(0.01)	0.33	2.98	0.00	0.00	0.34
Mayflower Bancorp, Inc. (1)	4.13	0.72	3.41	0.63	0.13	0.08	3.26	0.00	0.00	0.71
Newport Bancorp, Inc.	4.87	1.49	3.37	0.51	0.02	0.24	3.05	0.00	0.00	0.60
OBA Financial Services, Inc.	NA	NA	3.30	0.24	0.02	0.20	3.02	0.00	0.00	0.32
WVS Financial Corp.	3.27	1.49	1.77	0.18	0.00	(0.01)	1.36	0.00	0.00	0.60

(1)	For the LTM ended July 31, 2011.

Source: Wellesley Bank; SNL Financial; Feldman Financial.

FELDMAN FINANCIAL ADVISORS, INC.

Table 19

Yield-Cost Structure and Growth Rates

For the Last Twelve Months Ended June 30, 2011

	Avg. Int. Earn. Assets/ Assets	Avg. Int.-Bear. Liabs./ Assets	Avg. Net Earning Assets/ Assets	Avg. Equity/ Assets	Yield on Int.-Earn. Assets	Cost of Int-Bear. Liabs.	Net Interest Spread	Asset Growth Rate	Loan Growth Rate	Deposit Growth Rate
Wellesley Bank	97.49	80.93	16.57	7.83	5.21	1.43	3.78	3.47	4.62	8.28

Comparative Group Average	93.53	82.00	12.02	12.27	4.69	1.65	3.03	(3.36)	(1.43)	(0.29)
Comparative Group Median	93.26	82.36	13.41	10.50	4.76	1.74	3.03	0.44	1.25	1.51

All Public Thrift Average	93.01	80.07	11.92	11.79	4.84	1.60	3.27	(0.13)	(1.18)	1.98
All Public Thrift Median	93.84	80.19	11.80	10.95	4.87	1.57	3.41	0.35	(2.71)	1.42

Comparative Group
BCSB Bancorp, Inc.	92.78	83.72	9.06	9.02	4.75	1.72	3.03	1.16	(8.63)	2.91
Central Bancorp, Inc.	95.46	81.35	14.11	9.16	4.95	1.77	3.18	(5.60)	(6.80)	(4.92)
Chicopee Bancorp, Inc.	95.78	77.93	17.85	16.30	4.69	1.71	2.98	4.14	2.45	10.46
CMS Bancorp, Inc.	98.24	84.61	13.63	8.79	4.78	1.80	2.99	2.04	1.04	2.59
Elmira Savings Bank, FSB	86.54	79.93	6.61	11.42	5.22	1.78	3.43	0.10	6.17	4.61
Hampden Bancorp, Inc.	93.60	73.29	20.31	16.34	4.76	1.82	2.95	(2.09)	(3.73)	(0.67)
Mayflower Bancorp, Inc. (1)	91.79	82.36	9.43	8.52	4.50	0.88	3.63	(1.92)	2.81	0.44
Newport Bancorp, Inc.	92.92	89.16	3.76	11.07	5.24	1.68	3.56	0.78	2.09	0.37
OBA Financial Services, Inc.	89.09	NA	NA	22.15	NA	NA	NA	3.30	1.45	10.11
WVS Financial Corp.	99.07	85.66	13.41	9.92	3.30	1.74	1.55	(35.46)	(11.20)	(28.80)

(1)	For the LTM ended July 31, 2011.

Source: Wellesley Bank; SNL Financial; Feldman Financial.

FELDMAN FINANCIAL ADVISORS, INC.

Table 20

Balance Sheet Composition

As of June 30, 2011

	As a Percent of Total Assets
	Cash & Securities	Net Loans	Real Est. Owned	Intang. Assets	Other Assets	Total Deposits	Borrowed Funds	Other Liabs.	Total Liabs.	Total Equity
Wellesley Bank	19.17	77.57	0.00	0.00	3.26	86.25	5.26	0.39	91.90	8.10

Comparative Group Average	22.68	64.57	0.13	0.30	4.68	72.02	14.74	0.87	87.63	12.37
Comparative Group Median	21.56	70.90	0.10	0.00	4.66	71.23	13.97	0.83	88.54	11.46

All Public Thrift Average	26.50	66.39	0.77	0.69	5.23	72.81	13.82	1.09	87.73	12.21
All Public Thrift Median	25.30	67.93	0.40	0.04	4.86	72.70	13.32	0.95	88.39	11.61

Comparative Group
BCSB Bancorp, Inc.	35.88	57.97	0.45	0.01	5.68	87.91	2.70	1.22	91.83	8.17
Central Bancorp, Inc.	12.63	83.17	0.03	0.45	3.73	63.85	25.88	0.79	90.52	9.48
Chicopee Bancorp, Inc.	18.30	76.41	0.09	0.00	5.20	69.68	14.58	0.05	84.30	15.70
CMS Bancorp, Inc.	24.83	72.83	0.00	0.00	2.34	75.97	13.92	1.20	91.09	8.91
Elmira Savings Bank, FSB	29.72	63.46	0.14	2.57	4.11	73.15	14.02	1.12	88.29	11.71
Hampden Bancorp, Inc.	NA	69.44	0.23	0.00	NA	72.78	9.54	1.37	83.69	16.31
Mayflower Bancorp, Inc. (1)	NA	49.95	0.20	0.00	NA	89.75	1.01	0.57	91.33	8.67
Newport Bancorp, Inc.	14.72	78.25	0.04	0.00	6.99	57.79	30.21	0.79	88.79	11.21
OBA Financial Services, Inc.	NA	72.36	0.03	0.00	NA	66.51	11.69	0.87	79.08	20.92
WVS Financial Corp.	NA	21.82	0.10	0.00	NA	62.81	23.84	0.74	87.38	12.62

(1)	As of July 31, 2011.

Source: Wellesley Bank; SNL Financial; Feldman Financial.

FELDMAN FINANCIAL ADVISORS, INC.

Table 21

Regulatory Capital, Credit Risk, and Loan Composition

As of or For the Last Twelve Months Ended June 30, 2011

	Tier 1 Leverage Capital Ratio	Tier 1 Risk- based Capital	Total Risk- based Capital	NPLs/ Loans	Total NPAs/ Assets	Resrvs./ NPLs	Resrvs./ Loans	Resid. 1-4 Mtgs./ Loans	Other Real Est. Mtgs./ Loans	Non-mtg. Loans/ Loans
Wellesley Bank	7.95	10.88	12.14	1.66	1.73	93.27	1.55	43.49	49.03	7.48

Comparative Group Average	11.46	18.00	18.94	2.58	1.72	72.87	1.00	53.17	37.24	9.59
Comparative Group Median	10.43	16.53	17.68	2.98	1.57	31.82	1.01	53.48	37.59	9.37

All Public Thrift Average	10.68	17.12	18.20	5.22	4.45	61.70	1.88	44.19	45.39	10.42
All Public Thrift Median	9.95	15.61	16.53	3.62	3.01	42.87	1.54	41.55	47.48	8.18

Comparative Group
BCSB Bancorp, Inc.	10.01	15.74	16.52	3.14	2.29	33.42	1.05	48.96	47.95	3.09
Central Bancorp, Inc.	10.85	16.87	18.17	4.12	3.49	25.65	1.06	54.82	44.47	0.71
Chicopee Bancorp, Inc.	15.62	18.30	19.21	1.27	1.01	78.22	1.00	39.98	41.10	18.92
CMS Bancorp, Inc.	7.80	15.54	16.19	3.10	2.09	14.50	0.66	63.63	24.62	11.75
Elmira Savings Bank, FSB	9.24	16.19	17.19	1.16	0.74	75.22	0.94	62.08	18.45	19.47
Hampden Bancorp, Inc.	15.82	22.86	24.11	4.49	3.38	30.22	1.36	45.86	38.83	15.31
Mayflower Bancorp, Inc. (1)	7.97	15.92	16.97	1.10	0.75	86.36	0.95	62.56	30.81	6.63
Newport Bancorp, Inc.	9.45	14.30	15.54	0.31	0.24	332.76	1.03	63.21	36.35	0.44
OBA Financial Services, Inc.	15.16	23.49	24.25	2.85	2.11	23.31	0.67	52.13	35.24	12.63
WVS Financial Corp.	12.64	20.79	21.25	4.28	1.05	29.07	1.25	38.48	54.54	6.98

(1)	As of or for the LTM ended July 31, 2011.

Source: Wellesley Bank; SNL Financial; Feldman Financial.

FELDMAN FINANCIAL ADVISORS, INC.

III. MARKET VALUE ADJUSTMENTS

General Overview

This concluding chapter of the Appraisal identifies certain additional adjustments to the Bank’s estimated pro forma market value relative to the Comparative Group selected in Chapter II. The adjustments discussed in this chapter are made from the viewpoints of potential investors, which would include depositors holding subscription rights and unrelated parties who may purchase stock in a community offering. It is assumed that these potential investors are aware of all relevant and necessary facts as they would pertain to the value of the Bank relative to other publicly traded thrift institutions and relative to alternative investments.

Our appraised value is predicated on a continuation of the current operating environment for the Bank and thrift institutions in general. Changes in the Bank’s operating performance along with changes in the local and national economy, the stock market, interest rates, the regulatory environment, and other external factors may occur from time to time, often with great unpredictability, which could impact materially the pro forma market value of the Bank or thrift stocks in general. Therefore, the Valuation Range provided herein is subject to a more current re-evaluation prior to the actual completion of the Conversion.

In addition to the comparative operating fundamentals discussed in Chapter II, it is important to address additional market value adjustments based on certain financial and other criteria, which include, among other factors:

(1)	Earnings Prospects

(2)	Financial Condition

(3)	Market Area

(4)	Management

(5)	Dividend Policy

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(6)	Liquidity of the Issue

(7)	Subscription Interest

(8)	Recent Acquisition Activity

(9)	Effect of Government Regulations and Regulatory Reform

(10)	Stock Market Conditions

(11)	New Issue Discount

Earnings Prospects

Earnings prospects are dependent upon the sensitivity of asset yields and liability costs to changes in market rates, the credit quality of assets, the stability of non-interest components of income and expense, and the ability to leverage the balance sheet. Each of the foregoing is an important factor for investors in assessing earnings prospects. The Bank’s profitability in recent years has advanced steadily due to a combination of earnings fundamentals reflecting an improved net interest margin and stabilized operating expenses.

Wellesley Bank’s core earnings surpassed the results reported by the Comparative Group for the recent LTM period. The Bank’s core earnings amounted to 0.78% of average assets versus the Comparative Group average and median of 0.33% and 0.23%, respectively. The Bank’s higher net interest margin and more favorable efficiency ratio were the chief factors contributing to the Bank’s earnings advantage. As discussed earlier, the Bank’s net interest margin has been strengthened by the consistent yields generated by its diverse loan portfolio and an increasing concentration of lower cost core deposits as funding sources. However, the Bank is expected to experience additional operating costs related to the opening of another branch, the hiring of new personnel, expenses associated with becoming a publicly traded company, and the implementation of stock benefit plans. Due to its public company obligations, the Bank hired a new Chief Financial Officer in August 2011 and in the future may be required to expand its

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accounting staff further and to expand internal audit and risk management functions, all of which will increase operating expenses and adversely affect profitability. The Bank’s level of recent loan loss provisions was higher than that of the Comparative Group and could pose a drag on future earnings if the Bank’s asset quality experiences any material deterioration.

Asset expansion over the past five years allowed the Bank to leverage its operating franchise and reap the benefits of improved efficiency in the form of a declining operating expense ratio. Generation of fee income has not been a historical strength of the Bank and could provide an important cushion to earnings volatility resulting from interest rate movements.

The Company’s increased capital position following the Conversion will help to improve its net interest margin across changing interest rate and business cycles and provide additional leverage capacity to grow the balance sheet. The Company will be faced with the challenge of generating a competitive return on equity following the Conversion, as its equity capital will increase to a robust level relative to total assets. However, the earnings fundamentals presently in place offer favorable trend-lines for the growth and predictability of the Bank’s future earnings. Therefore, based on the Bank’s current earnings fundamentals and recent operating results, we believe that a slight upward adjustment is warranted to the Bank’s pro forma market value for fundamental earnings prospects relative to the Comparative Group.

Financial Condition

As discussed and summarized in Chapter I, the Bank’s overall loan composition reflects a diverse concentration of residential mortgage, commercial real estate, and construction loans, supplemented by increasing volumes of commercial business loans and home equity lines of credit. In addition to continuing to emphasize its residential, commercial and construction

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mortgage lending activity, the Bank seeks to expand its commercial business lending activity and increase commercial-related deposits. In the immediate short-term following the Conversion, the consolidated Company is expected to experience an increase in liquidity as the net offering proceeds are leveraged gradually and re-deployed on the balance sheet. Based on the financial comparisons reviewed in the prior chapter, we note that the Bank’s balance sheet structure was very similar to that of the Comparative Group on the whole, with the notable exception of a lesser reliance on borrowings.

The Bank’s 1.73% ratio of total non-performing assets to total asset loans as of June 30, 2011 was slightly higher than the Comparative Group average and median of 1.72% and 1.57%, respectively. As on offsetting factor, the Bank’s ratios of loan loss reserves in relation to non-performing loans and to total loans were higher than the Comparative Group averages and medians. Before the infusion of net capital proceeds, the Bank’s ratio of tangible equity to assets was 8.10% and below the Comparative Group average and median of 12.10% and 10.30%, respectively, but would surpass the Comparative Group levels on a pro forma basis.

The selection criteria for the Comparative Group ensured a collection of companies with solid capital positions and generally satisfactory asset quality, similar to the Bank. We believe that the balance sheet, asset quality, and capitalization fundamentals of the Bank are largely similar to that of the Comparative Group. Therefore, on the whole, we believe that no additional adjustment is warranted for the Bank’s financial condition relative to the Comparative Group.

Market Area

The members of the Comparative Group were drawn from the New England and Mid-Atlantic regions of the country. The selection criteria parameters produced four public thrifts

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operating in the Bank’s home state of Massachusetts (Central Bancorp, Chicopee Bancorp, Hampden Bancorp, and Mayflower Bancorp). A fifth company included among the Comparative Group is also located in New England (Newport Bancorp in Rhode Island), while the remaining five companies are all located in Mid-Atlantic states.

The Comparative Group companies are characterized by a cross-section of market areas that encompass suburban and urban locations in smaller to larger metropolitan areas with relatively stable economies and moderate population growth prospects, very similar to that experienced by the Bank’s market area. However, the wealth and income demographics of the Bank’s market area, along with its relatively low unemployment rate, are unparalleled in contrast to the market areas of the Comparative Group companies. As discussed earlier, the town of Wellesley exhibited a median household income of approximately $154,000, a median household net worth of $1.0 million, and unemployment rate of 5.5%. Surrounding communities that the Bank considers part of its market area, including Dover and Needham in Norfolk County and Natick, Newton and Weston in Middlesex County, also exhibited very favorable demographic characteristics with regard to wealth, income, and employment.

Other members of the Comparative Group also exhibited above-average income and wealth characteristics, including Central Bancorp (Middlesex County, Massachusetts), CMS Bancorp (Westchester County, New York), and OBA Financial Services (Montgomery County, Maryland). Nonetheless, the demographic trends of the Bank’s market area remain notably superior to the characteristics experienced by the operating franchises of the Comparative Group companies and have an affirmatively positive impact on the growth capacity and earnings outlook of financial institutions competing for profitable business opportunities. Therefore, based on the above considerations, we believe that an upward adjustment is warranted for the Bank’s market area.

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Management

Management’s principal challenges are to generate profitable results, monitor credit risks, and control operating costs while the Bank competes in an increasingly challenging financial services environment. The normal challenges facing the Bank in attempting to deliver earnings growth and enhance its competitiveness remain paramount as it attempts to leverage the stock offering proceeds. The Bank has assembled a senior management team led by individuals who have been promoted from within and recruited externally where specific competencies were targeted. As reflected by its historical operating results, we believe that investors will take into account that the Bank is professionally and capably managed by an experienced management team. Investors will likely rely upon actual earnings results as the means of evaluating the future performance of the Bank’s management as the Bank pursues its earnings and growth objectives following the Conversion. Therefore, based on these considerations, we believe no adjustment is warranted relative to the Comparative Group for this factor.

Dividend Policy

Following the Conversion, the Board of Directors of the Company will consider adopting a policy of paying cash dividends. However, there is no guarantee that the Company will pay dividends or that, if paid, dividends will not be reduced or eliminated in the future. The Board of Directors may declare and pay periodic special cash dividends in addition to, or in lieu of, regular cash dividends. In determining whether to declare or pay any dividends, whether regular or special, the Board of Directors will take into account the Company’s and Bank’s financial condition and operating results, tax considerations, capital requirements, industry standards, applicable regulatory guidelines, and economic conditions.

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Payment of cash dividends has become commonplace among publicly traded thrifts with relatively high capital levels. Of the ten members of the Comparative Group, five currently pay regular cash dividends. The average dividend yield of the Comparative Group was 1.20% and the median was 0.50% as of August 23, 2011. The average dividend yield of the All Public Thrift aggregate was 1.62% and the median was 1.31% as of August 23, 2011. Although the Company has yet to establish a policy of paying regular cash dividends, we believe that investors will take note of its solid dividend-paying capacity as evidenced by strong pro forma capital ratios and consistently positive earnings record. Therefore, we have concluded that no adjustment was warranted for purposes of dividend policy.

Liquidity of the Issue

With the increased number of market makers and institutional investors following thrift stocks, the majority of thrift stock conversions are able to develop a public market for their new stock issues. Most publicly traded thrift stocks continue to be traded on the NASDAQ market. All of the ten members of the Comparative Group are listed on the NASDAQ market. In conjunction with the Conversion, the Company will apply to have its common stock listed on the NASDAQ market.

The number of active buyers and sellers of shares of common stock at any particular time may be limited, which may have an adverse effect on the price at which shares of common stock can be sold. In order to list its shares on NASDAQ, the Company must have at least three broker-dealers who will make a market in the common stock following the Conversion. The

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development of a public market having the desirable characteristics of depth, liquidity and orderliness is facilitated by trading on an active exchange such as the NASDAQ market. Therefore, we have concluded the no adjustment to the Bank’s pro forma market value is warranted for anticipated liquidity of its common stock issue.

Subscription Interest

Wellesley Bank has retained the services of Sandler O’Neill + Partners, L.P. to assist in the marketing and sale of the stock offering. The Bank’s employee stock ownership plan (“ESOP”) plans to purchase 8.0% of the total amount of shares to be sold in the stock offering. The Bank expects its directors, executive officers and their associates, to purchase 250,500 shares of common stock in the offering for an aggregate amount of approximately $2.5 million based on a $10.00 offering price per share. Except for the tax-qualified employee benefit plans, no person may purchase in the aggregate more than $200,000 of the common stock, or 20,000 shares sold in the offering. No person, either alone or together with associates of or persons acting in concert with such person, may purchase more than $350,000 of the common stock, or 35,000 shares sold in the offering. The minimum purchase in the offering will be 25 shares or an aggregate amount of $250.

If any shares remain available for purchase after satisfaction of all orders from eligible subscribers in the subscription offering, the Bank may offer shares in a community offering to the following persons in the stated order of priority: (i) first priority to natural persons who are residents of the municipalities of Wellesley, Dover, Needham, Newton, Natick and Weston; and (ii) second priority to other persons to whom the Bank delivers a prospectus. If necessary, any shares of common stock not purchased in the subscription offering and community offering may be offered for sale to the general public in a syndicated offering to be managed by Sandler O’Neill + Partners, L.P. in conjunction with other registered broker-dealers.

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Recent subscription interest in thrift stock conversion offerings has been solid and broad-based. Six full stock conversion offerings have been completed since April 2011 and each offering was oversubscribed and closed at the adjusted maximum of the valuation range. Until recently over the prior year, while a few conversion offering experienced strong interest and received orders above the maximum offering amount, most converting thrifts had moderately exceeded the minimum of offering ranges and two conversion transactions were postponed due to an inability to sell sufficient shares. As evident, subscription interest is cyclical and influenced by general stock market conditions and the overall economic outlook. We are not currently aware of any meaningful market evidence or specific characteristics that might help predict the likely level of interest in the Bank’s subscription offering. Accordingly, absent actual results of the subscription offering, we believe that subscription interest is currently a neutral factor and at present requires no further adjustment.

Recent Acquisition Activity

Table 22 summarizes recent acquisition activity involving banks and thrifts based in Massachusetts. People’s United Financial, Eastern Bank Corp., and Brookline Bancorp have been among the most active acquirers of banks and thrifts in Massachusetts and adjacent states. Another continuing trend has been announcement of merger transactions involving two mutual thrift institutions. The largest recent acquisition of a Massachusetts bank or thrift involved the purchase in June 2011 of Danvers Bancorp (total assets of $2.6 billion) by People’s United Financial. Previously, Danvers Bancorp had completed its mutual to stock conversion in January 2008. A number of mid-sized banks and thrifts, ranging in asset size from $250 million to $1 billion, have also been acquired.

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Many bank and thrift acquisition transactions nationwide have been characterized by sellers experiencing financial difficulties and subsequently being acquired or recapitalized in change of control transactions at prices near or below book value. However, acquisition valuations can vary widely according to the financial profile of the seller and trends in underlying trading market valuations. The articles of incorporation and bylaws of the Company and certain banking regulations may prevent or make more difficult an involuntary acquisition of the Company. Accordingly, at the present time, we do not believe that acquisition premiums are a significant factor to consider in determining the Bank’s pro forma market value.

Effect of Government Regulations and Regulatory Reform

In response to the financial crisis of 2008 and early 2009, Congress undertook actions that were intended to strengthen confidence and encourage liquidity in financial institutions. The Dodd-Frank Wall Street Reform and Consumer Protection Act was enacted in July 2010 and provided for new restrictions and an expanded framework of regulatory oversight for financial institutions and their holding companies. The legislation also provided for the creation of a consumer financial protection bureau that will have broad authority to issue regulations governing the services and products provided by financial institutions. The implemented legislation could increase compliance costs, raise regulatory capital requirements, alter loan loss provisioning practices, and otherwise adversely impact operations of banks and thrifts. The potential also exists for additional federal or state laws and regulations, or changes in policy, affecting lending and funding practices and liquidity standards.

FELDMAN FINANCIAL ADVISORS, INC.

Table 22

Summary of Recent Massachusetts Bank and Thrift Acquisition Activity

Transactions Announced Since January 1, 2008

				Seller’s Prior Financial Data								Offer Value to
Buyer	State	Seller	B/T (1)	Total Assets ($Mil.)	TanEq./ Assets (%)	NPAs/ Assets (%)	LTM ROA (%)	LTM ROE (%)	Date Anncd.	Status (2)	Offer Value ($Mil.)	Book Value (%)	Tang. Book (%)	LTM EPS (x)	Total Assets (%)
Average				595.2	8.11	2.02	(0.27)	(4.52)	NA	NA	128.4	155.4	165.9	24.6	12.54
Median				402.6	8.06	1.36	(0.26)	(2.94)	NA	NA	104.4	148.5	154.9	25.0	12.23

Salem Five Bancorp (3)	MA	Stoneham Savings Bank	T	366.8	5.58	4.93	(1.29)	(19.55)	07/07/11	P	NA	NA	NA	NA	NA
People’s United Financial	CT	Danvers Bancorp, Inc.	T	2,631.0	10.01	0.73	0.65	5.71	01/20/11	C	488.9	163.2	184.1	28.5	18.58
Hometown Bank (3)	MA	Athol-Clinton Co-op Bank	T	89.2	9.17	13.20	(1.50)	(15.30)	12/31/10	C	NA	NA	NA	NA	NA
Berkshire Bank	MA	Legacy Bancorp, Inc.	T	972.0	10.68	2.26	(0.76)	(5.85)	12/21/10	C	112.8	96.3	110.7	NM	11.61
Brookline Bancorp, Inc.	MA	First Ipswich Bancorp	B	262.4	5.02	2.26	(0.46)	(8.51)	10/27/10	C	19.0	136.6	145.2	NM	7.25
Citizens-Union SB MHC (3)	MA	Bank of Fall River	B	163.3	8.06	1.87	0.36	4.44	08/20/10	C	NA	NA	NA	NA	NA
People’s United Financial	CT	LSB Corporation	T	806.6	7.69	1.36	0.70	8.07	07/15/10	C	95.9	152.5	152.5	20.8	11.89
Eastern Bank Corp. MHC	MA	Wainwright B&TC	B	1,047.6	7.04	0.90	0.69	8.28	06/28/10	C	162.8	198.3	200.2	26.0	15.55
Bridgewater SB (3)	MA	East Bridgewater SB	T	138.4	8.42	0.00	(0.26)	(2.94)	10/09/09	C	NA	NA	NA	NA	NA
East Boston SB MHC (3)	MA	Mt. Washington Co-op Bank	T	517.7	6.12	2.29	(0.80)	(13.02)	07/20/09	C	NA	NA	NA	NA	NA
United Bank	MA	CNB Financial Corp.	B	297.2	6.68	1.61	(0.59)	(8.59)	06/25/09	C	24.8	124.2	124.2	NM	8.33
Danversbank	MA	Beverly National Corp.	B	484.7	8.61	0.04	(0.03)	(0.35)	06/16/09	C	60.9	144.4	144.4	NM	12.56
Middlesex Savings Bank	MA	Service Bancorp, Inc. MHC	T	402.6	4.29	1.81	(2.52)	(37.64)	12/08/08	C	21.9	268.2	268.2	NM	5.43
Independent Bank Corp.	MA	Benjamin Franklin Bancorp	T	980.7	7.48	1.02	0.49	4.34	11/08/08	C	124.8	114.2	172.0	25.0	12.73
Hyde Park Co-op Bank (3)	MA	Commonwealth Co-op Bank	T	42.7	9.45	0.00	(0.50)	(5.04)	08/20/08	C	NA	NA	NA	NA	NA
Mechanics Co-op Bank (3)	MA	Lafayette Federal SB	T	113.8	10.15	0.06	0.20	1.95	05/23/08	C	NA	NA	NA	NA	NA
Eastern Bank Corp. MHC	MA	MASSBANK Corp.	T	801.8	13.47	0.02	0.95	7.21	03/10/08	C	171.9	155.7	157.3	22.5	21.44

(1)	B=bank; T=thrift.
(2)	P=pending; C=completed.
(3)	Merger involving two mutual thrift institutions.

Source: SNL Financial.

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Following the Conversion, the Bank will become a stock cooperative bank and the wholly-owned subsidiary of Wellesley Bancorp, a registered bank holding company subject to regulation by the Federal Reserve Board. As a fully converted stock thrift insured by the FDIC and supervised by its primary regulators, the Bank will continue to operate in the same regulatory environment that is substantially similar to that faced by the Comparative Group companies. As of June 30, 2011, the Bank was considered well capitalized, similar to all the members of the Comparative Group. Therefore, given these factors, we believe that no specific adjustment is necessary for the effect of government regulations and regulatory reform.

Stock Market Conditions

Table 23 displays the performance of the SNL All Public Thrift, SNL New England Thrift, and SNL $250 Million to $500 Million-Asset Thrift stock indexes, as compared to the Dow Jones Industrials Average Standard & Poor’s 500-Stock Index (“S&P 500”) over various time periods.

Following the stock market turmoil in 2008 related to the systemic financial crisis, the overall market rebounded in 2009 and 2010 while the various public thrift indexes were generally more sluggish. The All Public Thrift Index declined by 38.2% in 2008, parallel with the 38.5% decline in the S&P 500.

The All Public Thrift Index declined further by 10.2% in 2009, while the S&P 500 rebounded firmly and advanced 23.5% in 2009. While the broader market staged a strong rally in 2009, the financial sector continued to suffer due to intensifying credit losses and mounting failures of distressed institutions.

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Table 23

Comparative Stock Index Performance

Index	12/31/07- 12/31/08	12/31/08- 12/31/09	12/31/09- 12/31/10	12/31/10- 08/23/11	12/31/07- 08/23/11
SNL All Public Thrifts	-38.2%	-10.2%	0.9%	-23.1%	-57.0%
SNL Thrifts $250-500 Mil. Assets	-24.6%	1.2%	18.3%	1.8%	-8.2%
SNL New England Thrifts	1.9%	-7.9%	-1.0%	-15.6%	-21.7%
SNL NASDAQ Thrifts	-5.9%	-12.0%	-4.2%	-18.8%	-35.6%
Dow Jones Industrials Average	-33.8%	18.8%	11.0%	-3.5%	-15.7%
S&P 500 Stock Index	-38.5%	23.5%	12.8%	-7.6%	-20.8%

Source: SNL Financial.

The All Public Thrift Index stabilized in 2010 with a change of 0.9%, while the SNL $250 Million-$500 Million-Asset Thrift Index increased by 18.3%. The New England Thrift Index, which because of market weighting is influenced heavily by People’s United Financial (Bridgeport, Connecticut), declined by 1.0% in 2010.

As the banking industry showed increased signs of stabilizing into 2010, the public thrift indexes fared better through the first of half of 2010. However, commencing in the month of July 2010, there was a major sell-off in financial stocks. Trading prices of banks and thrifts fell on the lack of consensus regarding the prospects for economic growth and increased uncertainty about the Federal Reserve’s capacity to revive the stumbling economic recovery. The declining market in the summer months also reflected concerns of a potential “double dip” in the U.S. economy, as growth in consumer spending slowed and unemployment remained at historically high levels. Trading prices of bank and thrift stocks turned weaker again in October 2010 on the

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heels of negative industry news concerning improper mortgage foreclosure practices and fraudulent documentation. In the first quarter of 2011, financial stocks staged a rally, spurred by more favorable industry earnings developments. However, concerns about the sustainability of the economic recovery, underpinned by rising oil prices, stalled the rally in the spring of 2011.

Bank and thrift stocks trended sideways through much of the summer of 2011 without much clear direction. However, stock prices of publicly traded banks and thrifts were pummeled in August 2011 following the action by Standard & Poor’s to downgrade the U.S. government’s credit rating. Over a month-long stretch of volatile trading, the SNL Thrift Index declined sharply by 18.4% from July 19, 2011 to August 19, 2011. During the same period, the Dow Jones Industrials Average declined by over 1,700 points or 14.1% from 12,587 at July 19, 2011 to 10,818 at August 19, 2011. The equity markets were also whipsawed by the debate over the debt ceiling, continued weakness in the U.S. economy, and flare-ups of Europe’s debt woes.

The market volatility and uncertainty experienced by financial stocks reinforced lingering concerns about the near-term outlook for the banking industry set against the backdrop of stagnant housing markets, stubbornly high jobless rates, and expectedly tighter regulations. For the year-to-date period, the SNL Thrift Index is down 23.1% through August 23, 2011. Therefore, we believe the uncertain industry environment and the volatile swings in the market for bank and thrift stocks warrant a downward adjustment.

New Issue Discount

A “new issue” discount that reflects investor concerns and investment risks inherent in all initial public offerings (“IPOs”) is a factor to be considered for purposes of valuing converting thrifts. The magnitude of the new issue discount typically expands during periods of

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declining thrift stock prices as investors require larger inducements, and narrows during strong market conditions. The thrift conversion market continues to respond to the after-market performance of recent offerings. Table 24 presents a summary of standard full conversion offerings since January 1, 2010.

Thrift stock conversion activity had diminished considerably in the wake of the sharp marked downturn in market conditions. There were only four standard conversion offerings in 2008, followed by three such transactions in 2009. Thrift conversion activity accelerated in 2010 as improved market conditions in the first half of the year, increased regulatory uncertainty, and mounting capital pressures converged to stimulate interest in the conversion market. Twelve standard thrift conversions were completed in 2010, followed by eight such offerings thus far in 2011. The recent after-market price performance of standard thrift conversion IPOs has been mixed. Of the 20 standard conversion offerings completed since January 1, 2010, the average and median one-week price changes were 8.7% and 11.3%, respectively. As shown in Table 24, the cumulative price changes for all recent conversion issues were an average of 20.2% and median of 17.8%

The pro forma pricing ratios for the recent standard conversion offerings indicated average and median price-to-book value ratios of 53.9% and 55.0%, respectively. The average and median pro forma price-to-tangible book value ratios were 54.3% and 56.4%, respectively. The average and median pro forma price-to-LTM earnings ratios were 27.5x and 25.7x, respectively. However, almost half of the companies reported not meaningful (“NM”) ratios on a P/E basis due to negative or extremely low levels of pro forma earnings.

FELDMAN FINANCIAL ADVISORS, INC.

Table 24

Summary of Recent Standard Conversion Stock Offerings

Transactions Completed Since January 1, 2010

						Pro Forma Ratios				8/23/11 Closing Price ($)	After-Market Trading Price Change			Change Through 8/23/11 (%)
Company	State	Stock Exchange	IPO Conv. Date	Total Assets ($Mil.)	Gross Offering Proceeds ($Mil.)	Price/ Book Value (%)	Price/ Tang. Book (%)	Price/ LTM EPS (x)	IPO Price ($)		One Day (%)	One Week (%)	One Month (%)
Average—All Standard Offerings	NA	NA	NA	375.2	40.5	53.9	54.3	27.5	NA	NA	8.5	8.7	9.6	20.2
Median—All Standard Offerings	NA	NA	NA	239.9	25.3	55.0	56.4	25.7	NA	NA	7.4	11.3	10.0	17.8

Average—NASDAQ	NA	NA	NA	551.4	62.1	57.2	57.9	27.0	10.0	12.2	12.1	11.1	12.0	21.8
Median—NASDAQ	NA	NA	NA	402.6	39.9	58.7	59.1	27.8	10.0	11.8	16.4	14.5	10.3	17.8
Average—OTC	NA	NA	NA	110.9	8.1	48.8	48.9	28.1	NA	NA	3.1	5.0	6.1	18.0
Median—OTC	NA	NA	NA	90.7	6.1	44.0	44.0	22.5	NA	NA	0.0	0.0	5.0	0.0

IF Bancorp, Inc.	IL	NASDAQ	07/08/11	409.5	45.0	64.0	64.0	14.8	10.00	10.90	16.7	15.6	10.0	9.0
State Investors Bancorp, Inc.	LA	NASDAQ	07/07/11	214.4	29.1	63.6	63.6	43.5	10.00	11.50	18.5	17.5	16.0	15.0
First Connecticut Bancorp, Inc.	CT	NASDAQ	06/30/11	1,454.6	171.9	73.2	73.2	40.0	10.00	10.35	10.8	10.9	11.1	3.5
Franklin Financial Corporation	VA	NASDAQ	04/28/11	980.7	138.9	58.0	58.0	NM	10.00	11.65	19.7	18.5	19.6	16.5
Sunshine Financial Inc.	FL	OTC	04/06/11	149.9	12.3	49.5	50.0	49.4	10.00	9.23	12.5	13.5	15.0	(7.7)
Fraternity Community Bancorp, Inc.	MD	OTC	04/01/11	169.7	15.9	53.6	53.6	NM	10.00	8.60	12.6	11.7	10.0	(14.0)
Anchor Bancorp	WA	NASDAQ	01/26/11	522.2	25.5	37.7	37.7	38.5	10.00	8.15	0.0	0.0	4.5	(18.5)
Wolverine Bancorp, Inc.	MI	NASDAQ	01/20/11	307.6	25.1	40.2	40.2	NM	10.00	14.10	24.5	20.0	35.0	41.0
SP Bancorp, Inc.	TX	NASDAQ	11/01/10	233.9	17.3	55.9	55.9	NM	10.00	10.99	(6.0)	(6.2)	(9.9)	9.9
Madison Bancorp, Inc.	MD	OTC	10/07/10	150.7	6.1	44.0	44.0	NM	10.00	9.80	0.0	0.0	0.0	(2.0)
Standard Financial Corp.	PA	NASDAQ	10/07/10	395.8	34.8	49.4	57.0	10.7	10.00	15.08	19.0	18.5	29.5	50.8
Century Next Financial Corp.	LA	OTC	10/01/10	90.7	10.6	61.5	61.5	21.4	10.00	14.50	0.0	15.0	10.0	45.0
United-American Savings Bank	PA	OTC	08/06/10	60.2	3.0	54.2	54.2	23.7	10.00	13.35	0.0	(5.0)	5.0	33.5
Peoples Federal Bancshares, Inc.	MA	NASDAQ	07/07/10	487.7	66.1	65.2	65.2	27.8	10.00	13.62	4.0	7.5	4.2	36.2
Fairmount Bancorp, Inc.	MD	OTC	06/03/10	67.3	4.4	44.0	44.0	10.1	10.00	17.00	0.0	5.0	10.0	70.0
Harvard Illinois Bancorp, Inc.	IL	OTC	04/09/10	157.2	7.8	43.1	43.1	NM	10.00	8.90	0.0	0.0	(1.0)	(11.0)
OBA Financial Services, Inc.	MD	NASDAQ	01/22/10	357.9	46.3	59.4	59.4	NM	10.00	13.86	3.9	1.5	3.0	38.6
OmniAmerican Bancorp, Inc.	TX	NASDAQ	01/21/10	1,006.3	119.0	62.0	62.0	NM	10.00	14.01	18.5	14.0	9.9	40.1
Versailles Financial Corporation	OH	OTC	01/11/10	41.6	4.3	40.5	40.5	36.0	10.00	13.00	0.0	0.0	0.0	30.0
Athens Bancshares Corporation	TN	NASDAQ	01/07/10	246.0	26.8	58.0	58.8	13.9	10.00	11.90	16.0	15.0	10.6	19.0

Source: SNL Financial.

FELDMAN FINANCIAL ADVISORS, INC.

Accordingly, thrift conversions continue to be priced at discounts to publicly traded companies. This is due to the relatively high pro forma equity ratios, expected low returns on equity, and the uncertainty regarding the prospects of an institution to leverage the balance sheet prudently and effectively in the current low interest rate environment and against the backdrop of unsteady real estate market conditions. Moreover, the uneven after-market price performance of thrift IPOs and the extreme price volatility in the current market provide added reason to continue to factor in a new issue discount for valuation of current thrift IPOs.

Adjustments Conclusion

It is our opinion that the Bank’s pro forma market value should be discounted relative to the Comparative Group because of factors associated with stock market conditions and the new issue discount, offset partially by upward adjustments for the Bank’s earnings prospects and market area. Individual discounts and premiums are not necessarily additive and may, to some extent, offset or overlay each other. Currently, converting thrifts are often valued at meaningful discounts to peer institutions relative to price-to-book and price-to-earnings ratios. It is the judgment of the appraiser to balance the relative dynamics of price-to-book and price-to-earnings discounts or premiums.

Valuation Approach

In determining the estimated pro forma market value of Wellesley Bank, we have employed the comparative company approach and considered the following pricing ratios: price-to-earnings per share (“P/E”), price-to-book value per share (“P/B”), price-to-tangible book value per share (“P/TB”), and price-to-assets (“P/A”). Table 25 presents the trading market valuation ratios of the Comparative Group and All Public Thrift averages and medians as of August 23,

FELDMAN FINANCIAL ADVISORS, INC.

2011. As shown in Table 25, the average and median P/B ratios for the Comparative Group were 78.9% and 78.1%, respectively. The average and median P/TB ratios for the Comparative Group were 83.1% and 82.2%, respectively. The average and median P/E ratios for the Comparative Group were 25.8x and 18.6x respectively. On a core earnings basis, average and median core P/E ratios of the Comparative Group were 17.6x and 15.6x, respectively. Several of the Comparative Group companies reported P/E ratios that were distortedly high due to low levels of profitability. Such ratios are represented as not meaningful and were not utilized for comparative valuation analysis.

Investors continue to make decisions to purchase thrift conversion stocks and more seasoned thrift issues based upon consideration of core earnings profitability and P/B comparisons. The P/E ratio remains an important valuation ratio in the current thrift stock market environment. The Bank’s LTM earnings for the period ended June 30, 2011 amounted to $2.10 million. On a core earnings basis, which excludes the Bank’s gain on sales of securities, the Bank’s LTM core earnings amounted to $2.05 million.

Based on our comparative financial and valuation analyses, we concluded that the Bank should be discounted relative to the trading valuation ratios of the overall Comparative Group. In consideration of the foregoing factors along with the additional adjustments discussed in this chapter, we have determined a pro forma P/B and P/TB ratio of 61.7% for the Bank, which reflects an aggregate midpoint value of approximately $25.7 million based on the assumptions summarized in Exhibit IV. Employing a range of 15% above and below the midpoint, the resulting minimum value of approximately $21.8 million reflects a 56.8% P/B ratio and the resulting maximum value of approximately $27.6 million reflects a 65.8% P/B ratio. The

FELDMAN FINANCIAL ADVISORS, INC.

adjusted maximum, computed as an additional 15.0% above the maximum, is positioned at approximately $33.9 million and a P/B ratio of 69.9%. The Bank’s pro forma P/B and P/TB ratios are equivalent due to the absence of any intangible assets on the Bank’s balance sheet.

The Bank’s pro forma maximum P/B ratio of 65.8% reflects a discount of 16.6% to the Comparative Group average P/B ratio of 78.9% and a discount of 15.7% to the Comparative Group median P/B ratio of 78.1%. At the adjusted maximum, the Bank’s pro forma P/B ratio of 69.9% is positioned at an 11.4% discount to the Comparative Group average and 10.5% discount to the Comparative Group median. Also, at the adjusted maximum, the Bank’s pro forma P/TB ratio of 69.0% is positioned at a 15.9% discount to the corresponding Comparative Group average of 83.1% and 15.0% discount to the Comparative Group median of 82.2%.

As noted earlier, recent thrift conversion activity has been characterized by oversubscribed offerings and final pricing at the adjusted maximum of the valuation range. Therefore, investors have become acclimated to focusing on the upper end of conversion valuation ranges as attainable benchmarks. At the adjusted maximum, the Bank is valued at pro forma P/B and P/TB ratios of 69.9%. As compared to recent conversion offerings in Table 24 regarding P/B and P/TB ratios, the Bank’s pro forma valuation ratios would rank second only to First Connecticut Bancorp, which completed its conversion offering on June 30, 2011 through the sale of $171.9 million of common stock at pro forma P/B and P/TB ratios of 73.2%. First Connecticut Bancorp is the holding company for Farmington Bank, which is much larger than the Bank and had pre-conversion total assets of $1.5 billion. Since its IPO price of $10.00 per share, First Connecticut Bancorp’s stock price has advanced marginally and was up 3.5% at $10.35 as of August 23, 2011.

FELDMAN FINANCIAL ADVISORS, INC.

Based on the Valuation Range as indicated above, the Bank’s pro forma P/E ratios based on LTM earnings reflected values of 12.3x at the midpoint, 14.5x at the maximum, and 16.9x at the adjusted maximum. Consideration of core earnings produced pro/forma P/E ratios of 12.7x at the midpoint, 14.5x at the maximum, an 17.2x at the adjusted maximum. The Bank’s core P/E ratios were discounted to the Comparative Group median of 21.0x and in range of the Comparative Group median of 15.3x.

Based on the price-to-assets valuation metric, the Bank’s pro forma midpoint of $27.6 million reflects a corresponding P/A ratio of 9.01%, ranging from 7.75% at the pro forma valuation minimum to 10.25% and 11.63% at the maximum and adjusted maximum, respectively. The Bank’s stronger capitalization level on a pro forma basis generally resulted in P/A ratio premiums range in contrast to the Comparative Group average P/A ratio of 9.46% and median P/A ratio of 7.47%.

On a pro forma basis, the Company’s ratio of equity to assets ranges from 13.64% at the valuation minimum and 14.62% at the midpoint to 15.57% and 16.64% at the maximum and adjusted maximum, respectively. However, we note that the Bank’s higher pro forma P/A valuation ratios are also indicative of the challenge facing the Bank in generating a competitive ROE and advancing the other valuation metrics to trading market levels.

Valuation Conclusion

It is our opinion that, as of August 23, 2011, the estimated aggregate pro forma market value of the Bank, inclusive of common stock to be issued to the charitable foundation, was within a range (the “Valuation Range”) of $21,828,000 to $29,532,000 with a midpoint value of $25,680,000. The Valuation Range was based upon a 15% decrease from the midpoint to

FELDMAN FINANCIAL ADVISORS, INC.

determine the minimum and a 15% increase from the midpoint to establish the maximum. Assuming an additional 15% increase above the maximum value would result in an adjusted maximum value of $33,961,800. As previously noted, it is the intention to contribute 7% of the gross offering proceeds to the charitable foundation. Therefore, assuming an offering price of $10.00 per share of common stock, the Company will offer for sale a minimum of 2,040,000 shares, a midpoint of 2,400,000 shares, a maximum of 2,760,000 shares, and an adjusted maximum of 3,174,000 shares.

Exhibit IV-1 displays the assumptions utilized in calculating the pro forma financial consequences of the stock offering. Exhibit IV-2 displays the pro forma financial data at each level of the Valuation Range. Exhibit IV-3 provides more detailed data at the maximum valuation. Exhibit IV-4 compares the Bank’s pro forma valuation ratios with the averages and medians reported by the Comparative Group and All Public Thrifts.

FELDMAN FINANCIAL ADVISORS, INC.

Table 25

Comparative Pro Forma Market Valuation Analysis

Wellesley Bank and the Comparative Group

Computed from Market Price Data as of August 23, 2011

Company	Current Stock Price ($)	Total Market Value ($Mil.)	Price/ LTM EPS (x)	Price/ Core EPS (x)	Price/ Book Value (%)	Price/ Tang. Book (%)	Price/ Total Assets (%)	Total Equity/ Assets (%)	Tang. Equity/ Assets (%)	Current Dividend Yield (%)
Wellesley Bank(1)
Pro Forma Minimum	10.00	21.8	10.4	10.6	56.8	56.8	7.75	13.64	13.64	0.00
Pro Forma Midpoint	10.00	25.7	12.3	12.7	61.7	61.7	9.01	14.62	14.62	0.00
Pro Forma Maximum	10.00	29.5	14.5	14.9	65.8	65.8	10.25	15.57	15.57	0.00
Pro Forma Adj. Maximum	10.00	34.0	16.9	17.2	69.9	69.9	11.63	16.64	16.64	0.00

Comparative Group Average	NA	42.2	25.8	21.0	78.9	83.1	9.46	12.37	12.10	1.20
Comparative Group Median	NA	35.2	18.6	15.3	78.1	82.2	7.47	11.46	10.30	0.50

All Public Thrift Average(2)	NA	273.3	18.4	17.6	72.7	81.7	8.77	12.28	11.72	1.62
All Public Thrift Median(2)	NA	59.3	15.3	15.6	73.4	77.5	8.19	11.71	10.71	1.31

Comparative Group
BCSB Bancorp, Inc.	12.40	39.6	NM	43.3	76.9	77.0	6.29	8.17	8.16	0.00
Central Bancorp, Inc.	17.91	30.1	48.4	NM	80.5	85.6	6.18	9.48	9.08	1.12
Chicopee Bancorp, Inc.	14.10	82.1	NM	NM	90.8	90.8	14.26	15.70	15.70	0.00
CMS Bancorp, Inc.	8.10	15.1	47.6	NM	68.4	68.4	6.10	8.91	8.91	0.00
Elmira Savings Bank, FSB	15.69	30.9	9.0	9.5	77.2	113.8	6.41	11.71	9.38	5.10
Hampden Bancorp, Inc.	11.90	80.9	NM	NM	86.5	86.5	14.11	16.31	16.31	1.01
Mayflower Bancorp, Inc.	7.99	16.6	12.3	14.4	76.9	76.9	6.67	8.67	8.67	3.00
Newport Bancorp, Inc.	12.73	44.4	21.9	22.6	87.3	87.3	9.78	11.21	11.21	0.00
OBA Financial Services, Inc.	13.86	63.8	NM	NM	78.9	78.9	16.51	20.92	20.92	0.00
WVS Financial Corp.	9.20	18.9	15.3	15.3	65.6	65.6	8.27	12.62	12.62	1.74

(1)	Pro forma ratios assume issuance of 100% of the to-be-outstanding common stock, reflecting aggregate pro forma market value of $21.8 million at the minimum, $25.7 million at the midpoint, $29.5 million at the maximum, and $34.0 million at the adjusted maximum of the valuation range.
(2)	Excludes companies subject to mutual holding company ownership or pending acquisition.

Source: Wellesley Bank; SNL Financial; Feldman Financial.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit I

Background of Feldman Financial Advisors, Inc.

Overview of Firm

Feldman Financial Advisors provides consulting and advisory services to financial institutions and mortgage companies in the areas of corporate valuations, mergers and acquisitions, strategic planning, branch sales and purchases, developing and implementing regulatory business and capital plans, and expert witness testimony and analysis. Our senior staff members have been involved in the stock conversion process since 1982 and have valued more than 350 converting institutions.

Feldman Financial Advisors was incorporated in February 1996 by a group of consultants who were previously associated with Credit Suisse First Boston and Kaplan Associates. Each of the principals at Feldman Financial Advisors has more than 10 years experience in consulting and all were officers of their prior firm. Our senior staff collectively has worked with more than 1,000 banks, thrifts and mortgage companies nationwide. The firm’s office is located in Washington, D.C.

Background of Senior Professional Staff

Trent Feldman - President. Trent is a nationally recognized expert in providing strategic advice to and valuing service companies, and advising on mergers and acquisitions. Trent was with Kaplan Associates for 14 years and was one of three founding principals at that firm. Trent also has worked at the Federal Home Loan Bank Board and with the California State Legislature. Trent holds Bachelors and Masters Degrees from the University of California at Los Angeles.

Peter Williams - Principal. Peter specializes in merger and acquisition analysis, stock and other corporate valuations, strategic business plans and retail delivery analysis. Peter was with Kaplan Associates for 13 years. Peter also served as a Corporate Planning Analyst with the Wilmington Trust Company in Delaware. Peter holds a BA in Economics from Yale University and an MBA in Finance and Investments from George Washington University.

Michael Green - Principal. Mike is an expert in mergers and acquisition analysis, financial institution and corporate valuations, and strategic and business plans. During Mike’s 10 years at Kaplan Associates, his experience also included business restructurings, litigation support, mark-to-market analysis, and goodwill valuations. Mike holds a BA in Finance and Economics from Rutgers College.

Greg Izydorczyk - Senior Vice President. Greg specializes in merger and acquisition analysis and corporate valuations and also has experience in mark-to-market analysis and business plans. Greg was with Kaplan Associates for three years. Previous, Greg worked as a Senior Auditor for First Virginia Bank and Integra Financial and as a Financial Analyst with Airbus Industrie of N.A. Greg holds a BS in Finance from Pennsylvania State University and an MBA in Finance from the Katz Graduate School, University of Pittsburgh.

I-1

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit II-1

Consolidated Balance Sheets

Wellesley Bank

As of December 31, 2009 and 2010 and June 30, 2011

(Dollars in Thousands)

	June 30, 2011	December 31,
		2010	2009
Assets
Cash and due from banks	$3,877	$3,780	$3,049
Short-term investments	14,760	14,617	6,321
Certificates of deposit	1,691	3,433	12,910
Securities available for sale, at fair value	28,506	25,565	28,188
Federal Home Loan Bank stock	1,930	1,930	1,930
Loans receivable	208,615	206,807	186,430
Allowance for loan losses	(3,229)	(2,690)	(2,060)

Loans receivable, net	205,386	204,117	184,370

Bank-owned life insurance	4,135	4,062	3,911
Premises and equipment, net	795	786	772
Accrued interest receivable	827	865	846
Net deferred tax asset	1,286	1,168	780
Prepaid FDIC assessment	582	767	1,134
Other assets	999	912	1,618

Total Assets	$264,774	$262,002	$245,829

Liabilities and Equity
Total deposits	$228,375	$222,140	$195,625
Short-term borrowings	6,423	5,804	6,270
Long-term debt	7,500	12,500	24,500
Accrued expenses and other liabilities	1,031	1,150	1,131

Total Liabilities	243,329	241,594	227,526

Retained earnings	21,057	20,099	17,946
Accumulated other comprehensive income	388	309	357

Total Equity	21,445	20,408	18,303

Total Liabilities and Equity	$264,774	$262,002	$245,829

Source: Wellesley Bank, financial statements.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit II-2

Consolidated Income Statements

Wellesley Bank

For the Years Ended December 31, 2009 and 2010

And the Six Months Ended June 30, 2010 and 2011

(Dollars in Thousands)

	Six Months Ended June 30,		Year Ended December 31,
	2011	2010	2010	2009
Total interest and dividend income	$6,450	$6,526	$13,337	$13,382
Total interest expense	1,427	1,787	3,379	5,553

Net interest income	5,023	4,739	9,958	7,829

Provision for loan losses	600	500	1,100	300

Net interest income after provision	4,423	4,239	8,858	7,529

Customer service fees	78	79	167	139
Income of bank-owned life insurance	73	75	151	145
Wealth management fees	52	28	71	43
Gain (loss) on sale of securities	—	—	82	(131)
Other non-interest income	26	29	81	62

Total non-interest income	229	211	552	258

Salaries and employee benefits	1,886	1,714	3,495	3,672
Occupancy expense	403	359	743	682
Data processing	189	183	371	319
FDIC insurance	185	127	275	510
Contributions	14	9	83	12
Foreclosed assets, net	—	—	52	—
Other expenses	476	457	980	750

Total non-interest expense	3,153	2,849	5,999	5,945

Income before income taxes	1,499	1,601	3,411	1,842
Provision for income taxes	541	589	1,258	697

Net income	$958	$1,102	$2,153	$1,145

Source: Wellesley Bank, financial statements.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit II-3

Loan Portfolio Composition

As of December 31, 2009 and 2010 and June 30, 2011

(Dollars in Thousands)

	June 30, 2011		December 31,
			2010		2009
	Amount	Percent	Amount	Percent	Amount	Percent
Real estate loans
Residential—fixed	$15,134	7.24%	$18,993	9.17%	$20,110	10.77%
Residential—variable	53,195	25.45	53,897	26.01	53,333	28.55
Commercial	65,720	31.45	53,907	26.02	49,911	26.72
Construction	36,746	17.58	40,770	19.68	31,223	16.71

Total real estate loans	170,795	81.72	167,567	80.88	154,577	82.75

Commercial loans
Secured	$14,736	7.05	$14,413	6.96	$13,585	7.27
Unsecured	472	0.23	492	0.24	295	0.16

Total commercial loans	15,208	7.28	14,905	7.20	13,880	7.43

Consumer loans
Secured	$22,554	10.79	$24,198	11.68	$17,805	9.53
Unsecured	429	0.21	503	0.24	539	0.29

Total consumer loans	22,983	11.00	24,701	11.92	18,344	9.82

Total loans	208,986	100.00%	207,173	100.00%	186,801	100.00%

Less:
Net deferred origination fees	(371)		(366)		(371)
Allowance for loan losses	(3,229)		(2,690)		(2,060)

Net total loans	$205,386		$204,117		$184,370

Source: Wellesley Bank, preliminary prospectus.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit II-4

Investment Portfolio Composition

As of December 31, 2009 and 2010 and June 30, 2011

(Dollars in Thousands)

	June 30, 2011		December 31,
			2010		2009
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Securities available for sale
Residential mortgage-backed secs.:
Govt. National Mortgage Assn.	$12,257	$12,441	$11,418	$11,614	$10,162	$10,295
Govt.-sponsored enterprises	4,222	4,399	4,503	4,671	7,884	8,147
SBA asset-backed securities	2,557	2,596	2,700	2,711	960	1,014
State and municipal bonds	8,013	8,246	5,606	5,713	4,450	4,571
Government-sponsored enterprise obligations	393	413	422	443	3,148	3,154
Corporate bonds	406	411	401	413	994	1,007

Total investment securities	$27,866	$28,506	$25,050	$25,565	$27,598	$28,188

Source: Wellesley Bank, preliminary prospectus.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit II-5

Deposit Account Distribution

As of December 31, 2009 and 2010 and June 30, 2011

(Dollars in Thousands)

	June 30, 2011		December 31,
			2010		2009
	Amount	Percent	Amount	Percent	Amount	Percent
Non-certificate accounts
Demand accounts	$27,021	11.83%	$26,512	11.93%	$21,987	11.24%
NOW accounts	15,591	6.83	14,914	6.71	12,508	6.39
Money market accounts	46,129	20.20	42,563	19.16	34,493	17.63
Savings accounts	24,916	10.91	23,642	10.64	15,786	8.07

Total non-certificate accounts	113,657	49.77	107,631	48.45	84,774	43.33

Certificate accounts
Certificates—less than $100,000	41,361	18.11	41,261	18.58	42,861	21.91
Certificates—$100,000 and greater	73,357	32.12	73,248	32.97	67,990	34.76

Total certificate accounts	114,718	50.23	114,509	51.55	110,851	56.67

Total deposits	$228,375	100.00%	$222,140	100.00%	$195,625	100.00%

Source: Wellesley Bank, preliminary prospectus.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit II-6

Borrowed Funds Distribution

As of or For the Years Ended December 31, 2009 and 2010

And As of or For the Six Months Ended June 30, 2011

(Dollars in Thousands)

	Six Months Ended June 30, 2011	Year Ended December 31,
		2010	2009
Short-term borrowings (1)
Balance outstanding at end of the period	$6,423	$5,804	$6,270
Average balance during the period	6,957	7,113	6,403
Maximum outstanding at any month-end	7,441	8,123	8,042
Weighted average rate at end of the period	1.14%	1.24%	1.74%
Weighted average rate during the period	1.16%	1.24%	1.51%

Long-term debt (2)
Balance outstanding at end of the period	$7,500	$12,500	$24,500
Average balance during the period	12,002	18,204	25,384
Maximum outstanding at any month-end	12,500	24,500	29,500
Weighted average rate at end of the period	3.65%	4.40%	4.71%
Weighted average rate during the period	4.40%	4.62%	5.07%

(1)	Consisting entirely of securities sold under agreements to repurchase.
(2)	Consisting entirely of FHLB advances.

Source: Wellesley Bank, preliminary prospectus.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit III

Financial and Market Data for All Public Thrifts

Company	State	Ticker	Total Assets ($Mil.)	Total Equity/ Assets (%)	Tang. Equity/ Assets (%)	LTM ROA (%)	LTM ROE (%)	Closing Price 8/23/11 ($)	Total Market Value ($Mil.)	Price/ LTM EPS (x)	Price/ Core EPS (x)	Price/ Book Value (%)	Price/ Tang. Book (%)	Price/ Total Assets (%)	Div. Yield (%)
All Public Thrifts(1)
Alliance Bancorp, Inc.	PA	ALLB	467	18.40	18.40	0.47	3.24	10.55	57.8	27.1	26.6	67.2	67.2	12.37	1.31
Anchor Bancorp	WA	ANCB	510	12.18	12.18	NA	NA	8.15	20.8	NA	NA	33.4	33.4	4.07	0.00
Anchor BanCorp Wisconsin Inc.	WI	ABCW	3,241	(0.15)	(0.15)	(0.94)	NM	0.63	13.7	NM	NM	NM	NM	0.43	0.00
Astoria Financial Corp.	NY	AF	17,120	7.47	6.46	0.49	7.17	9.39	925.4	9.9	9.9	72.3	84.6	5.40	3.74
Athens Bancshares Corp.	TN	AFCB	283	17.72	17.61	0.59	3.35	11.90	32.9	18.3	17.8	65.5	66.0	11.61	1.60
Atlantic Coast Financial Corp.	FL	ACFC	802	6.75	6.74	(1.45)	(23.00)	3.35	8.8	NM	NM	16.3	16.3	1.10	0.00
Bank Mutual Corp.	WI	BKMU	2,523	10.67	10.64	(4.22)	(36.21)	3.16	146.1	NM	NM	54.9	55.0	5.80	2.51
BankAtlantic Bancorp, Inc.	FL	BBX	3,864	0.68	0.32	(1.58)	NM	0.69	53.2	NM	NM	209.7	459.1	1.40	0.00
BankFinancial Corp.	IL	BFIN	1,663	15.06	13.65	(0.28)	(1.76)	7.81	164.6	NM	NM	65.7	73.7	9.90	2.87
BankUnited, Inc.	FL	BKU	10,847	13.61	13.06	0.45	3.72	19.98	1,943.1	40.0	16.0	131.6	138.0	17.91	0.00
BCSB Bancorp, Inc.	MD	BCSB	630	8.17	8.16	0.18	2.04	12.40	39.6	NM	43.3	76.9	77.0	6.29	0.00
Beacon Federal Bancorp, Inc.	NY	BFED	1,041	10.90	10.90	0.56	5.33	13.51	85.9	14.1	12.5	75.7	75.7	8.25	1.69
Berkshire Hills Bancorp, Inc.	MA	BHLB	3,226	13.80	8.32	0.40	2.90	20.16	426.0	24.6	16.0	75.8	133.6	10.45	2.89
BofI Holding, Inc.	CA	BOFI	1,940	7.62	7.62	1.26	14.83	14.01	146.2	7.5	7.7	102.5	102.5	7.56	0.00
Broadway Financial Corp.	CA	BYFC	447	6.87	6.87	(0.36)	(5.39)	1.58	2.8	NM	NM	19.1	19.1	0.64	0.00
Brookline Bancorp, Inc.	MA	BRKL	3,115	16.17	14.75	1.02	5.76	7.55	447.0	16.1	15.7	89.0	99.3	14.33	3.13
Cape Bancorp, Inc.	NJ	CBNJ	1,068	13.53	11.63	1.09	8.54	8.35	111.2	8.9	10.1	76.9	91.5	10.41	0.00
Capitol Federal Financial, Inc.	KS	CFFN	9,602	20.14	20.14	0.40	2.47	10.44	1,748.7	47.5	27.4	90.4	90.4	18.21	8.10
Carver Bancorp, Inc.	NY	CARV	678	3.23	3.22	(5.75)	NM	0.63	1.6	NM	NA	NM	NM	0.24	0.00
Central Bancorp, Inc.	MA	CEBK	497	9.48	9.08	0.24	2.62	17.91	30.1	48.4	NM	80.5	85.6	6.18	1.05
Central Federal Corp.	OH	CFBK	278	4.42	4.38	(1.70)	(31.64)	0.70	2.9	NM	NM	55.7	56.9	1.07	0.00
CFS Bancorp, Inc.	IN	CITZ	1,128	10.30	10.29	0.31	3.05	5.40	58.7	16.9	18.3	50.5	50.5	5.20	0.76
Chicopee Bancorp, Inc.	MA	CBNK	580	15.70	15.70	0.13	0.79	14.10	82.1	NM	NM	90.8	90.8	14.26	0.00
Citizens Community Bancorp, Inc.	WI	CZWI	552	9.60	9.50	(1.26)	(14.04)	5.44	27.9	NM	NM	52.6	53.2	5.05	0.00
Citizens South Banking Corp.	NC	CSBC	1,118	8.48	8.34	(0.06)	(0.64)	3.90	44.9	NM	NM	60.4	61.8	4.09	0.88
CMS Bancorp, Inc.	NY	CMSB	248	8.91	8.91	0.12	1.38	8.10	15.1	47.6	NM	68.4	68.4	6.10	0.00
Colonial Financial Services, Inc.	NJ	COBK	601	11.95	11.95	0.52	4.56	11.70	49.0	15.2	15.0	68.2	68.2	8.15	0.00
Community Financial Corp.	VA	CFFC	523	9.58	9.58	0.20	2.19	3.08	13.4	38.5	38.5	35.5	35.5	2.63	0.00
Dime Community Bancshares, Inc.	NY	DCOM	4,093	8.49	7.22	1.11	13.72	11.30	395.5	8.4	8.1	113.7	135.4	9.65	3.84
Eagle Bancorp Montana, Inc.	MT	EBMT	331	15.85	15.85	0.73	4.57	10.40	40.8	16.8	16.9	77.7	77.7	12.31	2.62

III-1

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit III (continued)

Financial and Market Data for All Public Thrifts

Company	State	Ticker	Total Assets ($Mil.)	Total Equity/ Assets (%)	Tang. Equity/ Assets (%)	LTM ROA (%)	LTM ROE (%)	Closing Price 8/23/11 ($)	Total Market Value ($Mil.)	Price/ LTM EPS (x)	Price/ Core EPS (x)	Price/ Book Value (%)	Price/ Tang. Book (%)	Price/ Total Assets (%)	Div. Yield (%)
Elmira Savings Bank, FSB	NY	ESBK	500	11.71	9.38	0.99	8.68	15.69	30.9	9.0	9.5	77.2	113.8	6.41	4.38
ESB Financial Corp.	PA	ESBF	1,968	9.04	7.04	0.81	9.03	11.44	170.1	11.3	11.7	95.1	124.6	8.63	2.46
ESSA Bancorp, Inc.	PA	ESSA	1,103	14.93	14.78	0.42	2.66	11.28	137.8	28.9	32.2	85.1	86.1	12.70	1.69
FedFirst Financial Corp.	PA	FFCO	346	17.30	16.99	0.14	0.87	13.50	40.4	NM	44.4	67.5	69.0	11.68	0.87
FFD Financial Corp.	OH	FFDF	220	8.64	8.64	0.64	7.26	14.81	15.0	11.1	11.1	NA	NA	NA	4.59
Fidelity Bancorp, Inc.	PA	FSBI	667	7.56	7.19	0.14	1.93	8.95	27.4	NM	14.8	62.8	66.9	4.15	1.34
First Advantage Bancorp	TN	FABK	350	19.33	19.33	0.55	2.79	12.58	51.4	28.6	28.9	75.9	75.9	14.67	1.65
First Bancshares, Inc.	MO	FBSI	204	9.56	9.51	(1.80)	(17.27)	6.78	10.5	NM	NM	53.9	54.2	5.15	0.00
First Capital, Inc.	IN	FCAP	445	11.15	10.05	0.83	7.69	18.13	50.5	13.5	13.8	102.0	114.6	11.35	4.57
First Clover Leaf Financial Corp.	IL	FCLF	567	13.89	11.97	0.61	4.46	6.44	50.6	14.0	14.0	64.3	76.3	8.94	3.54
First Connecticut Bancorp, Inc.	CT	FBNK	1,632	16.12	16.12	NA	NA	10.35	185.1	NA	NA	70.4	70.4	11.34	0.00
First Defiance Financial Corp.	OH	FDEF	2,046	13.16	10.40	0.58	4.83	13.82	134.4	12.3	11.1	57.8	79.3	6.69	0.00
First Federal Bancshares of Ark.	AR	FFBH	616	13.48	13.46	(1.50)	(20.61)	6.00	115.8	NM	NM	139.4	139.6	18.79	0.00
First Federal of North. Mich. Bancorp	MI	FFNM	219	10.99	10.80	0.06	0.60	3.67	10.6	NM	35.9	44.0	44.9	4.83	0.00
First Financial Holdings, Inc.	SC	FFCH	3,222	8.27	8.10	(1.31)	(13.83)	5.87	97.0	NM	NM	48.1	49.6	3.07	1.80
First Financial Northwest, Inc.	WA	FFNW	1,152	15.57	15.57	(0.72)	(4.97)	4.51	84.8	NM	NM	47.3	47.3	7.37	0.00
First PacTrust Bancorp, Inc.	CA	FPTB	882	18.19	18.19	0.77	5.39	11.66	135.2	11.2	16.3	83.8	83.8	15.25	3.01
First Place Financial Corp.	OH	FPFC	3,153	8.01	7.75	(0.97)	(11.45)	0.70	12.1	NM	NM	6.5	6.8	0.39	0.00
First Savings Financial Group, Inc.	IN	FSFG	524	11.08	9.67	0.73	6.72	15.72	37.2	9.2	8.4	64.1	74.6	7.10	0.00
Flagstar Bancorp, Inc.	MI	FBC	12,663	9.27	NA	(2.23)	(25.06)	0.62	343.7	NM	NM	37.2	NA	2.77	0.00
Flushing Financial Corp.	NY	FFIC	4,323	9.37	9.01	0.94	10.30	11.21	353.3	8.6	8.2	87.2	91.1	8.17	3.71
Fox Chase Bancorp, Inc.	PA	FXCB	1,088	19.29	19.29	0.36	1.98	12.51	176.0	41.7	NM	86.8	86.8	16.74	0.00
Franklin Financial Corp.	VA	FRNK	1,115	23.02	23.02	NA	(2.63)	11.65	166.6	NA	NA	64.9	64.9	14.94	0.00
Hampden Bancorp, Inc.	MA	HBNK	573	16.31	16.31	0.23	1.40	11.90	80.9	NM	NM	86.5	86.5	14.11	0.90
Harleysville Savings Financial Corp.	PA	HARL	858	6.59	6.59	0.65	10.35	14.08	52.8	9.4	10.7	93.3	93.3	6.15	5.22
Heritage Financial Group, Inc.	GA	HBOS	964	12.67	12.27	0.15	1.25	11.28	98.3	NM	NM	80.5	83.5	10.20	3.46
HF Financial Corp.	SD	HFFC	1,191	7.93	7.59	0.06	0.72	8.97	62.6	NM	18.0	66.2	69.4	5.25	4.11
Hingham Institution for Savings	MA	HIFS	1,067	7.28	7.28	1.12	15.34	52.10	110.7	9.8	9.8	142.6	142.6	10.38	2.16
HMN Financial, Inc.	MN	HMNF	807	8.37	8.37	(2.37)	(27.55)	1.95	8.6	NM	NM	19.9	19.9	1.09	0.00
Home Bancorp, Inc.	LA	HBCP	717	18.64	18.46	0.63	3.35	13.92	111.1	23.2	19.5	83.6	84.7	15.59	0.00
Home Federal Bancorp, Inc.	LA	HFBL	233	21.94	21.94	0.93	4.38	13.30	40.5	19.9	22.9	NA	NA	NA	1.84

III-2

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit III (continued)

Financial and Market Data for All Public Thrifts

Company	State	Ticker	Total Assets ($Mil.)	Total Equity/ Assets (%)	Tang. Equity/ Assets (%)	LTM ROA (%)	LTM ROE (%)	Closing Price 8/23/11 ($)	Total Market Value ($Mil.)	Price/ LTM EPS (x)	Price/ Core EPS (x)	Price/ Book Value (%)	Price/ Tang. Book (%)	Price/ Total Assets (%)	Div. Yield (%)
HopFed Bancorp, Inc.	KY	HFBC	1,062	10.47	10.41	0.14	1.34	7.46	54.8	NM	NM	58.9	59.3	5.25	3.54
Hudson City Bancorp, Inc.	NJ	HCBK	51,779	9.44	9.17	(0.37)	(3.98)	5.66	2,985.7	NM	6.6	61.0	63.0	5.76	4.71
IF Bancorp, Inc.	IL	IROQ	NA	NA	NA	NA	NA	10.90	52.4	NA	NA	NA	NA	NA	0.00
Jacksonville Bancorp, Inc.	IL	JXSB	305	12.70	11.92	1.00	8.56	13.70	26.5	8.6	9.0	68.3	73.5	8.68	2.78
Jefferson Bancshares, Inc.	TN	JFBI	562	10.11	NA	0.20	2.20	3.10	20.6	15.5	NM	36.2	NA	3.66	0.00
Kaiser Federal Financial Group, Inc.	CA	KFFG	856	18.38	18.00	1.00	6.60	11.91	113.8	12.5	12.5	NA	NA	NA	1.95
Louisiana Bancorp, Inc.	LA	LABC	320	18.40	18.40	0.74	3.90	15.90	52.6	21.8	22.8	92.8	92.8	17.07	0.00
LSB Financial Corp.	IN	LSBI	360	10.09	10.09	0.49	5.10	13.00	20.2	11.1	11.1	55.6	55.6	5.61	0.00
Mayflower Bancorp, Inc.	MA	MFLR	249	8.67	8.67	0.55	6.44	7.99	16.6	12.3	14.4	76.9	76.9	6.67	2.83
Meta Financial Group, Inc.	IA	CASH	1,074	7.27	7.14	0.45	6.23	18.39	57.3	11.6	16.9	73.4	74.8	5.34	1.63
MutualFirst Financial, Inc.	IN	MFSF	1,430	9.51	9.26	0.31	3.32	7.45	52.1	19.6	12.5	50.0	52.0	3.72	2.58
NASB Financial, Inc.	MO	NASB	1,257	11.50	11.33	(1.56)	(13.28)	10.00	78.7	NM	NM	54.4	55.4	6.26	0.00
Naugatuck Valley Financial Corp.	CT	NVSL	596	13.84	13.84	0.28	2.88	7.39	51.7	32.1	28.3	62.7	62.7	8.68	1.78
New Hampshire Thrift Bancshares, Inc.	NH	NHTB	1,031	9.30	6.71	0.82	8.83	12.80	73.9	9.6	12.7	85.9	128.8	7.24	4.14
New York Community Bancorp, Inc.	NY	NYB	40,603	13.69	8.03	1.29	9.67	12.20	5,336.6	10.2	10.2	96.0	174.4	13.14	5.31
Newport Bancorp, Inc.	RI	NFSB	454	11.21	11.21	0.43	3.87	12.73	44.4	21.9	22.6	87.3	87.3	9.78	0.00
Northwest Bancshares, Inc.	PA	NWBI	8,087	15.17	13.30	0.74	4.69	11.33	1,170.2	19.9	18.9	95.3	111.2	14.47	3.40
OBA Financial Services, Inc.	MD	OBAF	386	20.92	20.92	0.23	1.06	13.86	63.8	NM	NA	78.9	78.9	16.51	0.00
Ocean Shore Holding Co.	NJ	OSHC	860	11.95	11.95	0.61	5.17	11.25	82.1	14.6	14.1	79.8	79.8	9.54	2.10
OceanFirst Financial Corp.	NJ	OCFC	2,239	9.53	9.53	0.94	10.55	11.95	225.2	10.2	10.2	105.6	105.6	10.06	3.73
OmniAmerican Bancorp, Inc.	TX	OABC	1,328	15.16	15.16	0.19	1.12	14.01	163.4	NM	NM	81.2	81.2	12.30	0.00
Oneida Financial Corp.	NY	ONFC	658	13.79	10.36	0.87	6.58	8.72	62.5	11.3	10.4	70.8	99.1	9.53	6.11
Oritani Financial Corp.	NJ	ORIT	2,587	24.95	24.95	1.13	4.42	12.34	685.0	22.9	22.8	106.1	106.1	26.48	3.13
Park Bancorp, Inc.	IL	PFED	208	7.69	7.69	(2.57)	(29.00)	2.57	3.1	NM	NM	19.2	19.2	1.47	0.00
Peoples Federal Bancshares, Inc.	MA	PEOP	538	21.82	21.82	(0.03)	(0.14)	13.62	97.3	NA	NA	82.9	82.9	18.08	0.00
People’s United Financial, Inc.	CT	PBCT	25,323	20.51	13.89	0.67	3.01	10.89	4,100.1	23.7	19.8	74.4	119.1	15.27	4.43
Provident Financial Holdings, Inc.	CA	PROV	1,315	10.78	10.78	0.97	9.74	8.29	94.7	7.1	7.5	66.8	66.8	7.20	0.50
Provident Financial Services, Inc.	NJ	PFS	6,880	13.64	NA	0.77	5.66	11.65	699.4	12.5	11.8	74.5	NA	10.17	2.91
Provident New York Bancorp	NY	PBNY	2,976	14.42	9.37	0.60	4.14	6.43	244.6	13.7	18.3	57.0	92.8	8.21	2.86
Pulaski Financial Corp.	MO	PULB	1,332	8.94	8.67	0.65	7.62	6.40	70.3	9.6	9.5	76.5	80.2	5.16	5.51
PVF Capital Corp.	OH	PVFC	777	9.58	9.58	(1.17)	(12.22)	1.52	39.0	NM	NM	52.4	52.4	5.02	0.00

III-3

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit III (continued)

Financial and Market Data for All Public Thrifts

Company	State	Ticker	Total Assets ($Mil.)	Total Equity/ Assets (%)	Tang. Equity/ Assets (%)	LTM ROA (%)	LTM ROE (%)	Closing Price 8/23/11 ($)	Total Market Value ($Mil.)	Price/ LTM EPS (x)	Price/ Core EPS (x)	Price/ Book Value (%)	Price/ Tang. Book (%)	Price/ Total Assets (%)	Div. Yield (%)
River Valley Bancorp	IN	RIVR	400	8.25	8.23	0.59	7.17	16.20	24.5	12.8	14.6	87.7	87.9	6.21	5.25
Riverview Bancorp, Inc.	WA	RVSB	886	12.23	9.60	0.38	3.07	2.54	57.1	15.9	15.6	52.9	69.6	6.45	0.00
Rockville Financial, Inc.	CT	RCKB	1,747	19.01	18.96	0.28	2.23	9.24	272.6	NM	30.9	82.1	82.4	15.61	2.13
Severn Bancorp, Inc.	MD	SVBI	937	11.20	11.17	0.07	0.65	2.45	24.7	NM	NA	31.7	31.8	2.71	0.00
SI Financial Group, Inc.	CT	SIFI	949	13.69	13.32	0.30	2.55	9.25	97.8	35.6	34.0	75.3	77.7	10.31	1.36
SP Bancorp, Inc.	TX	SPBC	266	12.21	12.21	0.41	3.74	10.99	19.0	NA	NA	58.3	58.3	7.13	0.00
Standard Financial Corp.	PA	STND	438	17.68	15.85	0.54	3.43	15.08	52.5	NA	NA	67.8	77.3	11.98	0.00
State Investors Bancorp, Inc.	LA	SIBC	284	7.67	7.67	NA	4.45	11.50	33.5	NA	NA	NA	NA	NA	0.00
Territorial Bancorp Inc.	HI	TBNK	1,488	14.95	14.94	0.87	5.60	20.19	233.8	18.0	17.9	105.2	105.3	15.73	1.41
TF Financial Corp.	PA	THRD	692	10.91	10.32	0.43	4.00	21.23	60.0	19.1	20.1	79.4	84.5	8.66	3.59
Timberland Bancorp, Inc.	WA	TSBK	735	11.75	11.01	0.14	1.18	4.94	34.8	NM	NM	49.4	54.1	4.84	0.00
TrustCo Bank Corp NY	NY	TRST	4,070	6.61	6.60	0.77	11.70	4.31	401.5	10.8	11.5	124.0	124.2	8.19	4.14
United Community Financial Corp.	OH	UCFC	2,102	8.71	8.69	(1.17)	(13.61)	0.97	30.1	NM	NM	16.4	16.4	1.43	0.00
United Financial Bancorp, Inc.	MA	UBNK	1,610	14.15	13.69	0.67	4.68	15.35	247.2	21.9	21.5	108.5	112.8	15.35	2.10
ViewPoint Financial Group, Inc.	TX	VPFG	2,964	13.73	13.71	0.81	5.69	11.57	403.1	16.1	17.6	99.0	99.2	13.60	1.37
Washington Federal, Inc.	WA	WFSL	13,323	13.96	12.28	0.72	5.22	14.50	1,599.1	16.9	18.0	86.1	99.8	12.02	1.31
Wayne Savings Bancshares, Inc.	OH	WAYN	412	9.59	9.16	0.51	5.36	8.43	25.3	11.9	11.5	64.1	67.5	6.15	2.80
Westfield Financial, Inc.	MA	WFD	1,241	17.81	17.80	0.39	2.15	7.37	205.3	40.9	NM	92.9	93.0	16.56	2.59
Wolverine Bancorp, Inc.	MI	WBKC	306	20.99	20.99	0.24	1.46	14.10	35.4	NA	NA	55.1	55.1	11.56	0.00
WSB Holdings, Inc.	MD	WSB	390	13.57	13.57	(0.29)	(2.21)	2.35	18.8	NM	36.7	35.5	35.5	4.81	0.00
WSFS Financial Corp.	DE	WSFS	4,152	9.06	8.29	0.51	5.46	33.44	287.7	16.3	20.6	88.9	99.5	7.02	1.01
WVS Financial Corp.	PA	WVFC	229	12.62	12.62	0.43	4.37	9.20	18.9	15.3	15.3	65.6	65.6	8.27	1.72

Average	NA	NA	2,792	12.28	11.72	0.11	1.02	NA	273.3	18.4	17.6	72.7	81.7	8.77	1.62
Median	NA	NA	886	11.71	10.71	0.43	3.33	NA	59.3	15.3	15.6	73.4	77.5	8.19	1.31

(1)	Public thrifts traded on NYSE, NYSE Amex, and NASDAQ; excludes companies subject to pending acquisitions or mutual holding company ownership.

Note: NM = not meaningful; ROE ratios less than -100% = NM; price/earnings ratios that are negative or greater than 100 = NM

Source: SNL Financial; Feldman Financial.

III-4

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit IV-1

Pro Forma Assumptions for Conversion Stock Offering

1.	The total amount of the net offering proceeds was fully invested at the beginning of the applicable period.

2.	The net offering proceeds are invested to yield a return of 1.76%, which represented the yield on five-year U.S. Treasury securities at June 30, 2011. The effective combined federal and state corporate income tax rate was assumed to be 40.0%, resulting in a net after-tax yield of 1.06%.

3.	It is assumed that the Bank’s charitable foundation receives a contribution of common stock and cash equal to 7% and 1%, respectively, of the aggregate amount of common stock sold in the offering.

4.	It is assumed that 8% of the total shares of common stock to be issued in the offering, including shares contributed to the foundation, will be acquired by the Bank’s employee stock ownership plan (“ESOP”). Pro forma adjustments have been made to earnings and equity to reflect the impact of the ESOP. The annual expense is estimated based on a 15-year loan to the ESOP from the Company. No re-investment is assumed on proceeds used to fund the ESOP.

5.	It is assumed that that the Bank’s restricted stock plan (“RSP”) will purchase in the open market a number of shares equal to 4% of the total shares issued in the offering, including shares issued to the foundation. Also, it is assumed that these shares are acquired at the initial public offering price of $10.00 per share. Pro forma adjustments have been made to earnings and equity to reflect the impact of the RSP. The annual expense is estimated based on a five-year vesting period. No re-investment is assumed on proceeds used to fund the RSP.

6.	It is assumed that an additional 10% of the total shares issued in the offering, including foundation shares, will be reserved for issuance by the Bank’s stock option plan. Pro forma net income has been adjusted to reflect the expense associated with the granting of options at an assumed options value of $3.93 per share. It is further assumed that options for all shares reserved under the plan were granted to plan participants at the beginning of the period, 25% of the options granted were non-qualified options for income tax purposes, the options would vest at a rate of 20% per year, and compensation expense will be recognized on a straight-line basis over the five-year vesting period

7.	The fair value of stock options has been estimated at $3.93 per option using the Black-Scholes option pricing model with the following assumptions: a grant-date share price and option exercise price of $10.00; dividend yield of 0.00%; an expected option life of 10 years; a risk-free interest rate of 3.18%; and a volatility rate of 21.89% based on an index of publicly traded thrift institutions.

8.	Total offering expenses, including marketing agent fees and expense, are estimated at $1.23 million.

9.	No effect has been given in the pro forma equity calculation for the assumed earnings on the net proceeds.

10.	No effect has been given in the pro forma earnings calculation for the non-recurring charitable expense associated with the foundation contribution.

11.	No effect has been given to withdrawals from deposit accounts for the purpose of purchasing common stock in the offering.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit IV-2

Pro Forma Conversion Valuation Range

Historical Financial Data as of June 30, 2011

(Dollars in Thousands, Except Per Share Data)

	Minimum	Midpoint	Maximum	Adj. Max.
Shares outstanding	2,182,800	2,568,000	2,953,200	3,396,180
Shares sold	2,040,000	2,400,000	2,760,000	3,174,000
Offering price	$10.00	$10.00	$10.00	$10.00

Pro forma market value	$21,828	$25,680	$29,532	$33,962
Gross proceeds	$20,400	$24,000	$27,600	$31,740
Less: estimated offering expenses	(1,230)	(1,230)	(1,230)	(1,230)

Net conversion proceeds	19,170	22,770	26,370	30,510
Less: cash contribution to foundation	(204)	(240)	(276)	(317)
Less: ESOP purchase	(1,746)	(2,054)	(2,363)	(2,717)
Less: RSP purchase	(873)	(1,027)	(1,181)	(1,358)

Net investable proceeds	$16,347	$19,449	$22,550	$26,118

Net Income:
Historical LTM ended 6/30/11	$2,099	$2,099	$2,099	$2,099
Pro forma income on net proceeds	173	206	239	277
Pro forma ESOP adjustment	(70)	(82)	(95)	(109)
Pro forma RSP adjustment	(105)	(123)	(142)	(163)
Pro forma option adjustment	(154)	(182)	(209)	(240)

Pro forma net income [excl. contribution]	$1,943	$1,918	$1,892	$1,864

Pro forma earnings per share	$0.96	$0.81	$0.69	$0.59

Core Earnings:
Historical LTM ended 6/30/11	$2,050	$2,050	$2,050	$2,050
Pro forma income on net proceeds	173	206	239	277
Pro forma ESOP adjustment	(70)	(82)	(95)	(109)
Pro forma RSP adjustment	(105)	(123)	(142)	(163)
Pro forma option adjustment	(154)	(182)	(209)	(240)

Pro forma core earnings [excl. contribution]	$1,894	$1,869	$1,843	$1,815

Pro forma core earnings per share	$0.94	$0.79	$0.67	$0.58

Total Equity	$21,445	$21,445	$21,445	$21,445
Net conversion proceeds	19,170	22,770	26,370	30,510
Plus: common stock issued to foundation	1,428	1,680	1,932	2,222
Less: charitable contribution expense, net	(979)	(1,152)	(1,325)	(1,524)
Less: ESOP purchase	(1,746)	(2,054)	(2,363)	(2,717)
Less: RSP purchase	(873)	(1,027)	(1,181)	(1,358)

Pro forma total equity	$38,445	$41,662	$44,878	$48,578

Pro forma book value	$17.61	$16.22	$15.20	$14.30

Tangible Equity	$21,445	$21,445	$21,445	$21,445
Net conversion proceeds	19,170	22,770	26,370	30,510
Plus: common stock issued to foundation	1,428	1,680	1,932	2,222
Less: charitable contribution expense, net	(979)	(1,152)	(1,325)	(1,524)
Less: ESOP purchase	(1,746)	(2,054)	(2,363)	(2,717)
Less: RSP purchase	(873)	(1,027)	(1,181)	(1,358)

Pro forma tangible equity	$38,445	$41,662	$44,878	$48,578

Pro forma tangible book value	$17.61	$16.22	$15.20	$14.30

Total Assets	$264,796	$264,796	$264,796	$264,796
Net conversion proceeds	19,170	22,770	26,370	30,510
Plus: common stock issued to foundation	1,428	1,680	1,932	2,222
Less: charitable contribution expense, net	(979)	(1,152)	(1,325)	(1,524)
Less: ESOP purchase	(1,746)	(2,054)	(2,363)	(2,717)
Less: RSP purchase	(873)	(1,027)	(1,181)	(1,358)

Pro forma total assets	$281,796	$285,013	$288,229	$291,929

Pro Forma Ratios:
Price / LTM EPS	10.4	12.3	14.5	16.9
Price / Core EPS	10.6	12.7	14.9	17.2
Price / Book Value	56.8%	61.7%	65.8%	69.9%
Price / Tangible Book Value	56.8%	61.7%	65.8%	69.9%
Price / Total Assets	7.75%	9.01%	10.25%	11.63%
Total Equity / Assets	13.64%	14.62%	15.57%	16.64%
Tangible Equity / Assets	13.64%	14.62%	15.57%	16.64%

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit IV-3

Pro Forma Conversion Analysis at the Maximum Valuation

Wellesley Bank

Historical Financial Data as of June 30, 2001

Valuation Parameters	Symbol	Data
Net income—LTM	Y	$2,099,000
Core earnings—LTM	Y	2,050,000
Net worth	B	21,445,000
Tangible net worth	B	21,445,000
Total assets	A	264,796,000
Expenses in conversion	X	1,230,000
Other proceeds not reinvested	O	3,544,000
ESOP purchase	E	2,363,000
ESOP expense (pre-tax)	F	158,333
RSP purchase	M	1,181,000
RSP expense (pre-tax)	N	236,667
Stock option expense (pre-tax)	Q	216,936
Option expense tax-deductible	D	25.00%
Re-investment rate (after-tax)	R	1.06%
Tax rate	T	40.00%
Shares for EPS	S	92.53%

Pro Forma Valuation Ratios at Maximum Value
Price / LTM EPS	P/E	14.49
Price / Core EPS	P/E	14.93
Price / Book Value	P/B	65.79%
Price / Tangible Book	P/TB	65.79%
Price / Assets	P/A	10.25%

Pro Forma Calculation at Maximum Value				Based on

V	=	(P/E /S)*((Y-R*(O+X)-(F+N)*(1-T)-(Q-Q*D*T)))	= $29,532,000	[LTM earnings]
1 - (P/E / S) * R

V	=	(P/E / S)*((Y-R*(O+X)-(F+N)*(1-T)-(Q-Q*D*T))	= $29,532,000	[Core earnings]
1 - (P/E / S) * R

V	=	P/B * (B - X - E - M)	= $29,532,000	[Book value]
1 - P/B

V	=	P/TB * (B - X - E - M)	= $29,532,000	[Tangible book]
1 - P/TB

V	=	P/A * (B - X - E - M)	= $29,532,000	[Total assets]
1 - P/A

Pro Forma Valuation Range
Minimum	=	$25,680,000	x	0.85	=	$21,828,000
Midpoint	=	$25,680,000	x	1.00	=	$25,680,000
Maximum	=	$25,680,000	x	1.15	=	$29,532,000
Adj. Max.	=	$29,532,000	x	1.15	=	$33,961,800

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit IV-4

Comparative Valuation Ratio Differential

Pro Forma Conversion Valuation Range

Computed from Market Price Data as of August 23, 2011

Valuation Ratio	Symbol	Wellesley Bank	Comparative Group
			Average	Median

Price / Book Value	P/B		78.9	78.1
Minimum	(%)	56.8	-28.0%	-27.3%
Midpoint		61.7	-21.8%	-21.0%
Maximum		65.8	-16.6%	-15.7%
Adj. Maximum		69.9	-11.4%	-10.5%

Price / Tangible Book	P/TB		83.1	82.2
Minimum	(%)	56.8	-31.6%	-30.9%
Midpoint		61.7	-25.8%	-24.9%
Maximum		65.8	-20.8%	-20.0%
Adj. Maximum		69.9	-15.9%	-15.0%

Price / LTM EPS	P/E		25.8	18.6
Minimum	(x)	10.4	-59.6%	-44.1%
Midpoint		12.3	-52.1%	-33.8%
Maximum		14.5	-43.8%	-22.3%
Adj. Maximum		16.9	-34.3%	-9.1%

Price / Core EPS	P/E		21.0	15.3
Minimum	(x)	10.6	-49.4%	-30.6%
Midpoint		12.7	-39.8%	-17.4%
Maximum		14.9	-29.0%	-2.7%
Adj. Maximum		17.2	-18.0%	12.4%

Price / Total Assets	P/A		9.46	7.47
Minimum	(%)	7.75	-18.1%	3.7%
Midpoint		9.01	-4.7%	20.6%
Maximum		10.25	8.3%	37.2%
Adj. Maximum		11.63	23.0%	55.7%

IV-4